As filed with the Securities and Exchange Commission on May 11, 1999

                                          Registration Statement No. 333-77371

==============================================================================

                      SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C. 20549

                              ------------------
                                AMENDMENT NO. 1
                                      TO
                                   FORM S-3
                            REGISTRATION STATEMENT
                                     UNDER
                          THE SECURITIES ACT OF 1933

                              ------------------

                           LASALLE HOTEL PROPERTIES
          (Exact name of each registrant as specified in its charter)

          Maryland                                      36-4219376
(State or other jurisdiction of         (I.R.S. employer identification number)
incorporation or organization)

                          1401 Eye Street, Suite 900
                            NW Washington, DC 20005
                                (202) 222-2600
   (Address,   including zip code, and telephone number, including area code, of each registrant's principal executive office)

                                 Jon E. Bortz
                     President and Chief Executive Officer
                           LaSalle Hotel Properties
                          1401 Eye Street, Suite 900
                            NW Washington, DC 20005
                                (202) 222-2600
 (Name, address, including zip code, and telephone number, including area code, of agent for service)

                              -------------------
                                   Copy to:
                            Michael F. Taylor, Esq.
                               Brown & Wood LLP
                      One World Trade Center, 58th Floor
                             New York, N.Y. 10048

                              -------------------
         Approximate date of commencement of proposed sale to public: From time to time after this Registration Statement becomes effective.

                              -------------------

     If the only securities being registered on this form are being offered pursuant to dividend or interest reinvestment plans, please check the following box.|_|

     If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, as amended (the "Securities Act"), other than securities offered only in connection with dividend or interest reinvestment plans, please check the following box.|X|

     If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.|_|

                              ------------------

     If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.|_|

                              ------------------

     If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box.|X|

                              ------------------



                        CALCULATION OF REGISTRATION FEE
=========================================================================================================

                                                         Proposed Maximum
Title of Class of                                        Aggregate Offering       Amount of Registration
Securities to be Registered(1)                           Price (1)                Fee(5)(6)
---------------------------------------------------------------------------------------------------------

Common Shares of Beneficial Interest,               )
 $.01 par value per share(2) .......................}
Common Share Warrants...............................)
Preferred Shares of Beneficial Interest,            )     $200,000,000(5)              $55,600
 $.01 par value per share(3)........................)
Depositary Shares representing                      )
 Preferred Shares (4)...............................)
==========================================================================================================



(1)  Estimated solely for purposes of calculating the registration fee.
(2) Such indeterminate number of common shares of LaSalle Hotel Properties as may from time to time be issued at indeterminate prices.
(3) Such indeterminate number of preferred shares of LaSalle Hotel Properties as may from time to time be issued in series at indeterminate prices.
(4) To be represented by depositary receipts of LaSalle Hotel Properties representing an interest in all or a specified portion of a preferred share of LaSalle Hotel Properties.
(5)  Calculated pursuant to Rule 457(o) under the Securities Act.
(6)  Previously paid.


     The Registrant hereby amends this registration statement on the date or dates as may be necessary to delay its effective date until the Registrants shall file a further amendment which specifically states that this registration statement shall thereafter become effective with Section 8(a) of the Securities Act of 1933 or until this registration statement shall become effective on the date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.


                              SUBJECT TO COMPLETION
                   PRELIMINARY PROSPECTUS DATED MAY 11, 1999

PROSPECTUS

                                  $200,000,000
                            LASALLE HOTEL PROPERTIES
          Common Shares of Beneficial Interest, Common Share Warrants,
      Preferred Shares and Depositary Shares representing Preferred Shares

                                 --------------

     We may offer from time to time up to $200,000,000 of our common shares of beneficial interest, $0.01 par value per share, preferred shares, depositary shares representing interests in our preferred shares, and warrants to purchase common shares or preferred shares. Our common shares are listed on the New York Stock Exchange under the symbol "LHO."

     We may offer the securities at prices and on terms to be set forth in one or more supplements to this prospectus. The securities may be offered directly, through agents on our behalf or through underwriters or dealers.

     The terms of the securities may include limitations on ownership and restrictions on transfer thereof as may be appropriate to preserve our status as a real estate investment trust for United States federal income tax purposes.

     See "Risk Factors" beginning on page 2 of this prospectus for a description of risks that should be considered by purchasers of the securities.

     Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

                The date of this prospectus is          , 1999.

                 FORWARD-LOOKING STATEMENTS MAY PROVE INACCURATE

     This document (and the documents that are incorporated by reference) contain forward-looking statements that are subject to risks and uncertainties. You are cautioned not to place undue reliance on such statements which only speak as of the date hereof. Forward-looking statements include information concerning possible or assumed future results of our operations, including any forecasts, projections and plans and objectives for future operations. You can identify forward looking statements by the use of forward looking expressions like "may," "will," "should," "expect," "anticipate," "estimate," or "continue" or any negative or other variations on such expressions. Many factors could affect our actual financial results, and could cause actual results to differ materially from those in the forward-looking statements.

     We undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. In light of these risks and uncertainties, the forward-looking events and circumstances discussed in this prospectus might not occur.

                            LASALLE HOTEL PROPERTIES

     We were organized on January 15, 1998 and commenced operations upon the completion of our initial public offering on April 29, 1998. We are a real estate investment trust ("REIT") that buys, owns and leases upscale and luxury full service hotels located in convention, resort and major urban business markets. We were formed to own hotels and to continue and expand the hotel investment activities of Jones Lang LaSalle Incorporated ("Jones Lang LaSalle") and its predecessors. We have no employees and our investment advisor, LaSalle Hotel Advisors, Inc. (the "Advisor"), a wholly owned subsidiary of Jones Lang LaSalle, conducts our day to day operations.

     As of March 31, 1999, we owned interests in 12 hotels with an aggregate of 4,110 guest rooms located in nine states. Our hotels target both business and leisure travelers, including groups and those attending meetings and conventions, who prefer a full range of high quality facilities, services and amenities. All of our hotels are managed by independent hotel operators. Our hotels include two LeMeridiens(R), three Marriotts(R), two Radissons(R), two Holiday Inns(R), one Hyatt(R) and two independent hotels.

     Our primary objectives are to:

o maximize current returns to shareholders through increases in distributable cash flow; and

o to increase long-term total returns to shareholders through appreciation in the value of our common shares.

     To achieve these objectives, we seek to:

o   invest in or acquire additional hotels on favorable terms; and

o enhance the return from, and the value of, our hotels and any additional hotels that we may acquire or develop.

     We will seek to achieve revenue growth principally through:

o acquisitions of full service hotels located in convention, resort and major urban business markets in the United States and abroad, especially upscale and luxury full service hotels in markets and where the Advisor perceives strong demand growth or significant barriers to entry;

o   renovations and/or expansions at certain of our hotels; and

o selective development of hotels, particularly upscale and luxury full service hotels in high demand markets where development economics are favorable.

     We focus on hotels located in convention, resort and major urban business markets. Within these markets we primarily focus on upscale and luxury full service hotels. Full service hotels generally provide a significant array of guest services and offer a full range of meeting and conference facilities and banquet space. Facilities also typically include restaurants and lounge areas, gift shops and recreational facilities, including swimming pools. As a result, full service hotels often generate significant revenue from sources other than guest room revenue.

     We own all our assets and conduct substantially all our business through LaSalle Hotel Operating Partnership, L.P., a Delaware limited partnership (the "Operating Partnership"). We are the general partner of the Operating Partnership and as of March 31, 1999, we owned 82.7% of the outstanding units in the Operating Partnership.

     To enable us to satisfy certain requirements for qualifications as a REIT, neither we nor the Operating Partnership can operate any of the hotels in which we invest. Accordingly, four of our hotels are leased to LaSalle Hotel Lessee, Inc. We own a 9% interest in LaSalle Hotel Lessee, Inc., and together with Jones Lang LaSalle and LPI Charities, a charitable corporation organized under the laws of the state of Illinois, we make all material decisions concerning LaSalle Hotel Lessee, Inc.'s business affairs and operations. Our remaining eight hotels are leased to unaffiliated lessees (affiliates of whom also operate these hotels).

     All of our hotels are leased under participating leases which provide for rent equal to the greater of a base rent or participating rent, which is based on fixed percentages of gross hotel revenues. These leases are designed to allow us to achieve substantial participation in revenue growth at our hotels. We intend to operate as a REIT as defined in the Internal Revenue Code of 1986, as amended (the "Code").

     Our executive offices are located at 1401 Eye Street, NW, Suite 900 ,Washington, DC 20005 and our telephone number at that location is (202) 222-2600.

                                  RISK FACTORS

     An investment in the securities offered by this prospectus and related prospectus supplement involves various risks.

o Our Ability to Make Distributions on Our Common Shares Depends Upon the Ability of the Lessees to Make Rent Payments Under Our Leases

     Dependence Upon Lessees. Our income is dependent upon rental payments from the lessees of our hotels which in turn depends upon the ability of the lessees to generate sufficient revenues from our hotels in excess of operating expenses. Any failure or delay by the lessees in making rent payments would adversely affect our ability to make distributions to our shareholders. Such failure or delay by the lessees may be caused by reductions in revenue from the hotels or in the net operating income of the lessees or otherwise. In addition, all of the lessees have limited assets. Although failure on the part of a lessee to materially comply with the terms of a lease (including failure to pay rent when due) would give us the right to terminate such lease, repossess the applicable property and enforce the payment obligations under the lease, we would then be required to find another lessee to lease such property. There can be no assurance that we would be able to enforce the payment obligations of the defaulting lessee, find another lessee or, if another lessee were found, that we would be able to enter into a new lease on favorable terms.

o Our Return on Our Hotels Depends Upon the Ability of the Lessees and the Operators to Operate and Manage the Hotels

     Dependence upon Operators. To maintain our status as a REIT, we are unable to operate any of our hotels. As a result, we are unable to directly implement strategic business decisions with respect to the operation and marketing of our hotels, such as decisions with respect to the setting of room rates, repositioning of a hotel, change of franchise and brand affiliation, food and beverage prices and certain similar matters. Although we consult with the lessees and operators with respect to strategic business plans through the Advisor, the lessees and operators are under no obligation to implement any of our recommendations with respect to such matters.

o   Dependence Upon the Advisor

     Dependence Upon the Advisor and potential conflicts therewith. We do not have any employees and are dependent on the Advisor for all strategic business direction, management and administrative services. While the employees of the Advisor devote substantially all of their time and efforts on behalf of LaSalle Hotel Properties, certain employees of the Advisor will allocate a limited portion of their time and efforts to other activities on behalf of Jones Lang LaSalle. In the event that the Advisor does not perform its obligations under the Advisory Agreement or if the Advisory Agreement were to be terminated, we would have no employees to provide such services and no assurance can be given that a satisfactory replacement advisor could be engaged on acceptable terms; the failure to do so could have a material adverse effect on our financial condition or results of operations.

     Our interests and the Advisor's potentially may conflict due to the ongoing relationships between us. Because the timing and amount of incentive and other fees received by the Advisor may be affected by various determinations, including the sale or disposition of properties, the Advisor may have a conflict of interest with respect to such determinations. With respect to the various contractual arrangements between the two entities, the potential exists for disagreement as to the quality of services provided by the Advisor and as to contractual compliance under the Advisory Agreement. The Advisor, Jones Lang LaSalle and any of their affiliates are prohibited from investing in hotels that compete directly or indirectly with LaSalle Hotel Properties, except as provided below:

o in the case of an affiliate, that is a "registered investment adviser" under the Investment Advisers Act of 1940, as amended, and such affiliate makes such acquisition or gives such advice in the ordinary course of management activities for securities investments;

o acquires a company or other entity which owns or provides asset management services with respect to competitive hotels, provided that is not a material activity of such company or entity and that such company or entity does not engage in activities relating to additional competitive hotels;

o   invests in debt or debt securities; or

o is engaged in consulting, development, financing, disposition or facility related services with respect to competitive hotels.

Also, a limited number of hotels advised by Jones Lang LaSalle, or in which Jones Lang LaSalle held an interest on the date of our initial public offering were excluded from this prohibition.

     In addition, our chairman, Stuart L. Scott, also serves as an officer and director of Jones Lang LaSalle and the Advisor. Jon E. Bortz, Michael D. Barnello and Hans S. Weger (who are also officers and directors of the Advisor) also serve as our executive officers. Messrs. Scott, Bortz and Barnello, as well as certain other officers and Trustees of LaSalle Hotel Properties and directors of the Advisor, also own shares (and/or options or other rights to acquire shares) in Jones Lang LaSalle, either directly or indirectly.

o Our Performance and the Value of Our Common Shares are Subject to Risks Associated With the Hotel Industry

     Competition for Guests, Increases in Operating Costs, Dependence on Travel and Economic Conditions Could Affect Our Cash Flow. Our hotels will be subject to all operating risks common to the hotel industry. These risks include:

o   competition for guests from other hotels;

o increases in operating costs due to inflation and other factors, which may not be offset in the future by increased room rates;

o dependence on business and leisure travelers, which demand may fluctuate and be seasonal;

o increases in energy costs, airline fares and other expenses related to travel, which may deter travelling; and

o adverse effects of general and local economic conditions.

     These factors could adversely affect the ability of the lessees to generate revenues and to make rent payments to us and therefore our ability to make distributions to our shareholders.

     Unexpected Operating Costs Could Adversely Affect Our Cash Flow. Hotels require ongoing renovations and other capital improvements, including periodic replacement or refurbishment of furniture, fixtures and equipment ("FF&E"). Under the terms of our leases, we are obligated to pay the cost of certain capital expenditures at our hotels and to pay for periodic replacement or refurbishment of FF&E. If capital expenditures exceed our expectations, there can be no assurance that sufficient sources of financing will be available to fund such expenditures. The additional cost of such expenditures could have an adverse effect on cash available for distribution. In addition, we may acquire hotels in the future that require significant renovation. Renovation of hotels involves certain risks, including the possibility of environmental problems, construction cost overruns and delays, uncertainties as to market demand or deterioration in market demand after commencement of renovation and the emergence of unanticipated competition from other hotels.

     Conditions of Franchise Agreements and Brand Licensing Agreements Could Adversely Affect Us. Two of our hotels are subject to franchise agreements and seven are subject to brand licensing agreements. In addition, hotels in which we invest subsequently may be operated pursuant to franchise and brand agreements. The continuation of such franchise or brand agreements is subject to specified operating standards and other terms and conditions. Licensors typically inspect licensed properties periodically to confirm adherence to operating standards. Action or inaction on our part or by any of the lessees or the operators could result in a breach of such standards or other terms and conditions of the franchise or brand licenses and could result in the loss or cancellation of a franchise or brand license. It is possible that a licensor could condition the continuation of a franchise or brand license on the completion of capital improvements which our Board of Trustees determines are too expensive or otherwise unwarranted in light of general economic conditions or the operating results or prospects of the affected hotel. In that event, our Board of Trustees may elect to allow the franchise or brand license to lapse. In any case, if a license is terminated, LaSalle Hotel Properties and the lessee may seek to obtain a suitable replacement license or to operate the hotel independent of a franchise or brand license. The loss of a franchise or brand license could have a material adverse effect upon the operations or the underlying value of the hotel covered by the license because of the loss of associated name recognition, marketing support and centralized reservation systems provided by the licensor, or due to any penalties payable upon early termination of a license.

o Covenants Under Our Credit Facility and Absence of Limitations on Indebtedness Could Adversely Affect Our Financial Condition

     Currently we have a policy of incurring debt only if upon such incurrence our total funded indebtedness would not exceed 50% of "Aggregate Asset Value." For purposes of this policy, Aggregate Asset Value is defined as the sum of
(a) the EBITDA for the preceding four quarters (reduced by the applicable FF&E reserves for the relevant period) of hotels that we owned for more than four quarters times 10, and (b) the investment amount (which shall include the purchase price, including assumed indebtedness, and all acquisition costs) for all hotels owned for less than four quarters and 95% of all capital expenditures with respect to such hotels,. As of December 31, 1998, this Ratio was 37.3%.

     Requirements of Our Credit Facility could adversely affect our financial condition and our ability to make distributions. We have obtained a senior unsecured credit facility from Societe Generale, Southwest Agency and Bank of Montreal, which provides for a maximum borrowing amount of up to $235 million (the "Credit Facility"), which matures on April 30, 2001. There can be no assurance that we will be able to renew the Credit Facility upon maturity or that if renewed, the terms will not be less favorable. At March 31, 1999 $169.2 million was outstanding under the Credit Facility. Borrowings under the Credit Facility bear interest at floating rates equal to LIBOR plus an applicable margin or an "Adjusted Base Rate" plus an applicable margin, at our election. At March 31, 1999 the weighted average interest rate was approximately 6.7% for LIBOR borrowings. We did not have any Adjusted Base Rate borrowings outstanding at March 31, 1999.

     Our ability to borrow under the Credit Facility is subject to certain financial covenants, including covenants relating to limitations on unsecured and secured borrowings, minimum interest and fixed charge coverage ratios and a minimum equity value. We rely on borrowings under the Credit Facility to finance acquisitions, capital improvements, working capital and general corporate purposes and, if we are unable to borrow under the Credit Facility, it could adversely affect our financial condition. The Credit Facility also contains a financial covenant limiting the amount of distributions that we may make to holders of our common shares during any fiscal quarter.

     Although we presently are in compliance with the covenants under the Credit Facility, there is no assurance that we will continue to be in compliance or that we will be able to service our indebtedness or pay distributions to our shareholders.

     As described above, our Credit Facility contains financial covenants which limit the ability of the Operating Partnership to incur additional indebtedness. However, our organizational documents do not contain any limitation on the amount of indebtedness we may incur. Accordingly, our Board of Trustees could alter or eliminate this policy and would do so, for example, if it were necessary in order for us to continue to qualify as a REIT. If this policy were changed, we could become more highly leveraged, resulting in higher interest payments that could adversely affect the ability to pay distributions to our shareholders and could increase the risk of default on the Operating Partnership's existing indebtedness.

o   Our Performance and Value are Subject to Real Estate Industry Conditions

     Because Real Estate Investments are Illiquid, We May Not Be Able to Sell Properties When Appropriate. Real estate investments generally cannot be sold quickly. We may not be able to vary our portfolio promptly in response to economic or other conditions. In addition, provisions of the Code limit a REIT's ability to sell properties in some situations when it may be economically advantageous to do so, thereby adversely affecting returns to our shareholders.

     Liability for Environmental Matters Could Adversely Affect Our Financial Condition. Federal, state and local laws and regulations relating to the protection of the environment may require a current or previous owner or operator of real estate to investigate and clean up hazardous or toxic substances or petroleum product releases at a property. An owner of real estate is liable for the costs of removal or remediation of certain hazardous or toxic substances on or in the property. These laws often impose such liability without regard to whether the owner knew of, or caused, the presence of the contaminants. Clean-up costs and the owner's liability generally are not limited under the enactments and could exceed the value of the property and/or the aggregate assets of the owner. The presence of or the failure to properly remediate the substances may adversely affect the owner's ability to sell or rent the property or to borrow using the property as collateral. Persons who arrange for the disposal or treatment of hazardous or toxic substances may also be liable for the clean-up costs of the substances at a disposal or treatment facility, whether or not such facility is owned or operated by the person. Even if more than one person was responsible for the contamination, each person covered by the environmental laws may be held responsible for the clean-up costs incurred. In addition, third parties may sue the owner or operator of a site for damages and costs resulting from environmental contamination emanating from that site.

     Environmental laws also govern the presence, maintenance and removal of asbestos-containing materials ("ACMs"). These laws impose liability for release of ACMs into the air and third parties may seek recovery from owners or operators of real properties for personal injury associated with ACMs. In connection with the ownership (direct or indirect), operation, management and development of real properties, we may be considered an owner or operator of properties containing ACMs. Having arranged for the disposal or treatment of contaminants we may be potentially liable for removal, remediation and other costs, including governmental fines and injuries to persons and property.

     Certain Leases and Rights of First Refusal may Constrain Us from Acting in the Best Interests of Shareholders. The Le Meridien New Orleans hotel and the San Diego Paradise Point Resort are each subject to ground leases with a third party lessor. Any proposed sale of the LeMeridien New Orleans hotel or the San Diego Paradise Point Resort by the Operating Partnership or any proposed assignment of the Operating Partnership's leasehold interest in either of the ground leases will require the consent of the third party lessor. As a result, LaSalle Hotel Properties and the Operating Partnership may not be able to sell, assign, transfer or convey the Operating Partnership's interest in the Le Meridien New Orleans hotel or the San Diego Paradise Point Resort without the consent of such third party lessor, even if such transactions may be in the best interests of our shareholders. The Le Meridien New Orleans is also subject to an air space lease with the City of New Orleans with respect to the balconies located at the hotel. As a result, LaSalle Hotel Properties and the Operating Partnership may not be able to sell, assign, transfer or convey the Operating Partnership's interest in the Le Meridien New Orleans hotel without the consent of the City of New Orleans. Le Meridien Dallas is subject to a right of first refusal in favor of the owner of the balance of the condominium units. In addition, we will be subject to certain rights of first refusal with respect to the following Hotels:
Radisson Hotel South and Plaza Tower, Marriott Seaview Resort and LaGuardia Airport Marriott.

     The Costs of Compliance with the Americans with Disabilities Act Could Adversely Affect Our Cash Flow. Under the Americans with Disabilities Act of 1990 (the "ADA"), all public accommodations are required to meet certain Federal requirements related to access and use by disabled persons. A determination that we are not in compliance with the ADA could result in imposition of fines or an award of damages to private litigants. If we were required to make modifications to comply with the ADA, our ability to make expected distributions to our shareholders could be adversely affected.

o   Failure to qualify as a REIT would be costly

     We have operated (and intend to operate) so as to qualify as a REIT under the Code beginning with our taxable year ended December 31, 1998. Although our management believes that we are organized and operated in a manner to so qualify, no assurance can be given that we will qualify or remain qualified as a REIT.

     If we fail to qualify as a REIT in any taxable year, we will be subject to federal income tax (including any applicable alternative minimum tax) on our taxable income at regular corporate rates. Moreover, unless entitled to relief under certain statutory provisions, we also will be disqualified from treatment as a REIT for the four taxable years following the year during which qualification was lost. This treatment would significantly reduce net earnings available to service indebtedness, make investments or pay distributions to shareholders because of the additional tax liability to us for the years involved. Also, we would not then be required to pay distributions to our shareholders.

o   The Ability of Our Shareholders to Effect a Change in Control is Limited

     Potential Anti-Takeover Effect of Certain Provisions of Maryland Law and Our Declaration of Trust and Bylaws. Certain provisions of Maryland law and of our Articles of Amendment and Restatement of Declaration of Trust (the "Declaration of Trust ") and Bylaws may have the effect of discouraging a third party from making an acquisition proposal for LaSalle Hotel Properties and could delay, defer or prevent a transaction or a change in control of LaSalle Hotel Properties under circumstances that could give the holders of common shares the opportunity to realize a premium over the then prevailing market price of the common shares. Such provisions include the following:

     Share Ownership Limit in Our Declaration of Trust Could Inhibit Changes in Control. In order for us to maintain our qualification as a REIT under the Code, not more than 50% in value of our outstanding shares may be owned, directly or indirectly, by five or fewer individuals (as defined in the Code to include certain entities) at any time during the last half of our taxable year. Furthermore, if any person were to own actually or constructively more than 10% in value of our shares, and, at the same time, to own actually or constructively 10% or more of the shares of a corporate lessee, or a 10% or greater interest in the assets or profits of a noncorporate lessee, then the lessee could become a related party tenant, which could result in loss of our REIT status. For the purpose of preserving our REIT qualification, among other reasons, our Declaration of Trust prohibits direct or indirect ownership (taking into account applicable ownership provisions of the Code) of more than 9.8% of any class of our outstanding shares by any person (the "Ownership Limitation"). Generally, the shares owned by affiliated owners will be aggregated for purposes of the Ownership Limitation. Although our Board of Trustees presently has no intention of doing so, the Board of Trustees could waive these restrictions if evidence satisfactory to the Board of Trustees and the our tax counsel were presented that the changes in ownership would not then or in the future jeopardize our status as a REIT and the Board of Trustees otherwise decided such action would be in our best interests. Shares acquired or transferred in breach of the limitation will be automatically transferred to a trust for the exclusive benefit of one or more charitable organizations and the purchaser-transferee shall not be entitled to vote or to participate in dividends or other distributions. In addition, shares acquired or transferred in breach of the limitation may be purchased from such trust by us for the lesser of the price paid and the average closing price for the ten trading days immediately preceding redemption. A transfer of shares to a person who, as a result of the transfer, violates the Ownership Limitation will be void.

     The Ownership Limitation could have the effect of delaying, deferring or preventing a transaction or a change in control of LaSalle Hotel Properties in which holders of some, or a majority, of the shares might receive a premium for their shares over the then prevailing market price or which such holders might believe to be otherwise in their best interests.

     Potential Effects of Staggered Board Could Inhibit Changes in Control. Our Board of Trustees is divided into three classes of trustees. The initial terms of the first, second and third classes will expire in 1999, 2000 and 2001, respectively. Trustees of each class will be chosen for three year terms upon the expiration of the current class terms, and, beginning in 1999 and each year thereafter, one class of trustees will be elected by the shareholders. A trustee may be removed, with or without cause, by the affirmative vote of 75% of the votes entitled to be cast for the election of trustees, which super-majority vote may have the effect of delaying, deferring or preventing a change of control of LaSalle Hotel Properties. The staggered terms of trustees may reduce the possibility of a tender offer or an attempt to change control of LaSalle Hotel Properties even though a tender offer or change in control might be in the best interests of the shareholders.

     Issuances of Preferred Shares Could Inhibit Changes in Control. Our Declaration of Trust authorizes our Board of Trustees to issue up to 20 million preferred shares, to reclassify unissued shares, and to establish the preferences, conversion and other rights, voting powers, restrictions, limitations and restrictions on ownership, limitations as to dividends or other distributions, qualifications, and terms and conditions of redemption for each such class or series of any preferred shares issued. As of March 31, 1999, we had no preferred shares outstanding.

     Certain Provisions of Maryland Law Could Inhibit Changes in Control. The Maryland General Corporation Law (the "Maryland Law") establishes special requirements for "business combinations" between a Maryland corporation, including a Maryland REIT such as LaSalle Hotel Properties, and "interested shareholders" unless exemptions are applicable. An interested shareholder is any person who beneficially owns ten percent or more of the voting power of our then-outstanding voting stock. Among other things, Maryland Law prohibits, for a period of five years, a merger or other similar transactions between us and an interested shareholder, unless the Board of Trustees approved the transaction prior to the party becoming an interested shareholder. The five-year period runs from the most recent date on which the interested shareholder became an interested shareholder. The law also requires a supermajority shareholder vote for such transactions after the end of the five-year period. This means that the transaction must be approved by at least:

     o 80% of the votes entitled to be cast by holders of outstanding voting shares; and

     o 66% of the votes entitled to be cast by holders of outstanding voting shares other than shares held by the interested shareholder with whom the business combination is to be effected.

     The business combination statute could have the effect of discouraging offers to acquire us and of increasing the difficulty of consummating any such offers, even if our acquisition would be in our shareholders' best interests.

     Effect of Maryland Control Share Acquisition Statute. Maryland Law provides that "control shares" of a Maryland corporation, including a Maryland REIT such as LaSalle Hotel Properties, acquired in a "control share acquisition" have no voting rights except to the extent approved by a shareholder vote. Two-thirds of the shares eligible to vote must vote in favor of granting the "control shares" voting rights. "Control shares" are shares of stock that, taken together with all other shares of stock the acquiror previously acquired, would entitle the acquiror to exercise voting power in electing trustees within one of the following ranges of voting power: (i) one-fifth or more but less than one-third, (ii) one-third or more but less than a majority, or (iii) a majority. Control shares do not include shares of stock the acquiring person is entitled to vote as a result of having previously obtained shareholder approval. A "control share acquisition" means the acquisition of control shares, subject to certain exceptions.

     If a person who has made (or proposes to make) a control share acquisition satisfies certain conditions (including agreeing to pay expenses), he may compel the Board of Directors to call a special meeting of shareholders to be held within 50 days to consider the voting rights of the shares. If such a person makes no request for a meeting, we have the option to present the question at any shareholders' meeting.

     If voting rights are not approved at a meeting of shareholders then we may redeem any or all of the control shares (except those for which voting rights have previously been approved) for fair value. We will determine the fair value of the shares, without regard to voting rights, as of the date of either:

     o   the last control share acquisition; or

     o any meeting where shareholders considered and did not approve voting rights of the control shares.

     If voting rights for control shares are approved at a shareholders' meeting and the acquiror becomes entitled to vote a majority of the shares of stock entitled to vote, all other shareholders may exercise appraisal rights. This means that you would be able to redeem your stock back to us for fair value. Under Maryland law, the fair value may not be less than the highest price per share paid in the control share acquisition. Furthermore, certain limitations otherwise applicable to the exercise of dissenters' rights would not apply in the context of a control share acquisition.

     The control share acquisition statute would not apply to shares acquired in a merger, consolidation, or share exchange if we were a party to the transaction.

     Our Bylaws contain a provision exempting from the control share acquisition statute any and all acquisitions by any persons of our shares. There can be no assurance that such provision will not be amended or eliminated at any point in the future. If the foregoing exemption in our Bylaws is rescinded, the control share acquisition statute could have the effect of delaying, deferring, preventing or otherwise discouraging offers to acquire LaSalle Hotel Properties and of increasing the difficulty of consummating any such offer.

     Approval of Unitholders Required for Certain Business Combinations. The Partnership Agreement provides that we may not generally engage in any merger, consolidation or other combination with or into another person or sale of all or substantially all of our assets, or any reclassification, or any recapitalization or change of outstanding common shares (a "Business Combination"), unless the holders of units will receive, or have the opportunity to receive, the same consideration per unit as holders of common shares receive per common share in the transaction; if holders of units will not be treated in such manner in connection with a proposed Business Combination, we may not engage in such transaction unless unitholders holding more than 50% of the units vote to approve the Business Combination. In addition, as provided in the Partnership Agreement, we will not consummate a Business Combination with respect to which we conducted a vote of the shareholders unless the matter would have been approved had holders of units been able to vote together with the shareholders on the transaction. The foregoing provisions of the Partnership Agreement would under no circumstances enable or require us to engage in a Business Combination which required the approval of our shareholders if our shareholders did not in fact give the requisite approval. Rather, if our shareholders did approve a Business Combination, we would not consummate the transaction unless (i) we as general partner first conduct a vote of unitholders (including us) on the matter, (ii) we vote the units held by us in the same proportion as our shareholders voted on the matter at the shareholder vote, and (iii) the result of such vote of the unitholders (including our proportionate vote of units) is that had such vote been a vote of shareholders, the Business Combination would have been approved by the shareholders. As a result of these provisions of the Partnership Agreement, a third party may be inhibited from making an acquisition proposal that it would otherwise make, or we, despite having the requisite authority under our Declaration of Trust, may not be authorized to engage in a proposed Business Combination.

o Property Ownership Through Partnerships and Joint Ventures Could Limit Our Control of those Investments

     Partnership or joint venture investments may involve risks not otherwise present for investments made solely by us, including the possibility that our partners or co-venturer might become bankrupt, that our partners or co-venturer might at any time have different interests or goals than we do, and that our partners or co-venturer may take action contrary to our instructions, requests, policies or objectives, including our policy with respect to maintaining our qualification as a REIT. Other risks of joint venture investments include impasse on decisions, such as a sale, because neither our partner or co-venturer nor us would have full control over the partnership or joint venture. There is no limitation under our organizational documents as to the amount of funds that may be invested in partnerships or joint ventures.

o Tax Consequences Upon a Sale or Refinancing of Properties May Result in Conflicts of Interest for LaSalle Hotel Properties and Jones Lang LaSalle

     Holders of units of limited partnership of the Operating Partnership or co-owners of properties not owned entirely by us may suffer different and more adverse tax consequences than we will upon the sale or refinancing of our properties. We may have different objectives from these co-owners and holders of limited partnership units regarding the appropriate pricing and timing of any sale or refinancing of these properties. While LaSalle Hotel Properties, as the sole general partner of the Operating Partnership, has the exclusive authority as to whether and on what terms to sell or refinance each property owned solely by the Operating Partnership, the trustees and officers of LaSalle Hotel Properties who have interests in limited partnership units may seek to influence us not to sell or refinance the properties, even though such a sale might otherwise be financially advantageous to us, or may seek to influence us to refinance a property with a higher level of debt.

     Policies with respect to conflicts of interest may not be successful. We have adopted policies designed to eliminate or minimize conflicts of interest. These policies include the approval of all transactions in which trustees or officers of LaSalle Hotel Properties have a conflicting interest by a majority of the trustees who are neither officers nor affiliated with us. These policies do not prohibit sales of assets to or from affiliates, but would require the sales to be approved by the independent trustees of LaSalle Hotel Properties. However, there is no assurance that these policies will be successful and, if they are not successful, decisions could be made that might fail to reflect fully the interests of all of our shareholders.

o   Risk of Impact of Year 2000 Issue on Our Operations and Financial Results

     The "Year 2000 Issue" is the result of computer programs and systems having been designed and developed to use two digits, rather than four, to define the applicable year. As a result, these computer programs and systems may recognize a date using "00" as the year 1900 rather than the year 2000. This could result in system failure or miscalculations causing disruptions of operations, including, among other things, a temporary inability to process transactions, pay invoices or engage in similar normal business activities.

     Our year 2000 project is estimated to be completed not later than September 30, 1999, which is prior to any anticipated impact on our operating systems. Additionally, we have received assurances from our contractors that all of our building management and mechanical systems are currently year 2000 ready or will be ready prior to any impact on those systems. However, we cannot guarantee that all contractors will comply with their assurances and therefore we may not be able to determine year 2000 readiness of those contractors. At that time, we will determine the extent to which we will be able to replace non compliant contractors. We believe that with modifications to existing software and conversion to new software, the year 2000 issue will not pose significant operational problems for our computer systems. However, if modifications and conversions are not made, or are not completed timely, the year 2000 issue could have a material impact on our operations.

     To date, we have expended less than $0.1 million and expect to expend an additional $0.2 million in connection with upgrading building management, mechanical and computer systems. The costs of the project and the date on which we believe we will complete the year 2000 modifications are based on our management's best estimates, which were derived utilizing numerous assumptions of future events, including the continued availability of certain resources and other factors. However, there can be no guarantee that these estimates will be achieved and actual results could differ materially from those anticipated. Specific factors that might cause material differences include, but are not limited to the availability and costs of personnel trained in this area, the ability to locate and correct all relevant computer codes, and similar uncertainties.

                       WHERE YOU CAN FIND MORE INFORMATION

     We file annual, quarterly and current reports, proxy statements and other information with the Securities and Exchange Commission (the "SEC"). You may read and copy any reports, statements or other information we file at the SEC's public reference rooms located at Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549, Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, IL 60661 and 7 World Trade Center, Suite 1300, New York, NY 10048. Please call the SEC at 1-800-SEC-0330 for further information on the public reference rooms. Our SEC filings are also available to the public from commercial document retrieval services and at the web site maintained by the SEC at "http://www.sec.gov."

     We have filed a Registration Statement on Form S-3, of which this prospectus is a part, to register the securities with the SEC. As allowed by SEC rules, this Prospectus does not contain all the information you can find in the Registration Statement or the exhibits to the Registration Statement.

     The SEC allows us to "incorporate by reference" information into this Prospectus, which means that we can disclose important information to you by referring you to another document filed separately with the SEC. The information incorporated by reference is deemed to be part of this Prospectus, except for any information superseded by information in this Prospectus. This Prospectus incorporates by reference the documents set forth below that we have previously filed with the SEC. These documents contain important information about us, our business and our finances.

SEC Filings (File No. 1-14045)                    Period
------------------------------                    ------

Annual Report on Form 10-K                        Year ended December 31, 1998
Registration Statement on Form 8-A                Filed April 21, 1998

     Any documents which we file pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended (the "Exchange Act") after the date of this Prospectus but before the end of any offering of securities made under this Prospectus will also be considered to be incorporated by reference.

     If you request, either orally or in writing, we will provide you with a copy of any or all documents which are incorporated by reference. Such documents will be provided to you free of charge, but will not contain any exhibits, unless those exhibits are incorporated by reference into the document. Written requests should be addressed to LaSalle Hotel Properties, 1401 Eye Street, NW, Suite 900, Washington, DC 20005, Attn: Raymond D. Martz, Director of Finance. Oral requests should be made to Mr. Martz at (202) 222-2600.

                                 USE OF PROCEEDS

     Unless otherwise specified in the applicable prospectus supplement, the net proceeds to us, from the sale of the securities offered by the applicable prospectus supplement will be used for the repayment of existing indebtedness, the development or acquisition of additional hotel properties as suitable opportunities arise and the renovation, expansion and improvement of our existing hotel properties, in each case, as described in detail in the prospectus supplement depending on the circumstances at the time of the related offering, and for other general corporate purposes.

                          DESCRIPTION OF COMMON SHARES

General

     Under Title 8 of the Corporations and Associations Article of the Annotated Code of Maryland ("Maryland REIT Law"), a shareholder is not personally liable for our obligations solely as a result of being a shareholder. Our Declaration of Trust provides that no shareholder shall be liable for any debt or obligation of ours by reason of being a shareholder nor shall any shareholder be subject to any personal liability in tort, contract or otherwise to any person in connection with our property or affairs by reason of being a shareholder. Our Bylaws further provide that we shall indemnify each present or former shareholder against any claim or liability to which the shareholder may become subject by reason of being or having been a shareholder and that we shall reimburse each shareholder for all reasonable expenses incurred by him or her in connection with any such claim or liability. However, with respect to tort claims, contractual claims where shareholder liability is not so negated, claims for taxes and certain statutory liability, the shareholders may, in some jurisdictions, be personally liable to the extent that such claims are not satisfied by us. Inasmuch as we carry public liability insurance which we consider adequate, any risk of personal liability to shareholders is limited to situations in which our assets plus our insurance coverage would be insufficient to satisfy the claims against us and our shareholders.

     Our Declaration of Trust provides that we may issue 100 million common shares of beneficial interest, par value $0.01 per share. In addition, units of limited partnership interest in the Operating Partnership may be redeemed for cash or, at our option, common shares on a one-for-one basis. On March 31, 1999, there were 15,240,563 common shares outstanding.

     All of the common shares offered hereby have been duly authorized and will be fully paid and nonassessable. Subject to the preferential rights of any other shares of beneficial interest and to the provisions of our Declaration of Trust regarding restrictions on transfers of shares of beneficial interest, holders of common shares are entitled to receive distributions if, as and when authorized and declared by our Board of Trustees out of assets legally available therefor and to share ratably in our assets legally available for distribution to our shareholders in the event of our liquidation, dissolution or winding up after payment of, or adequate provision for, all our known debts and liabilities.

     Subject to the provisions of our Declaration of Trust regarding restrictions on transfer of shares of beneficial interest, each outstanding common share entitles the holder to one vote on all matters submitted to a vote of shareholders, including the election of trustees, and, except as provided with respect to any other class or series of shares of beneficial interest, the holders of common shares will possess the exclusive voting power. There is no cumulative voting in the election of trustees, which means that the holders of a majority of the outstanding common shares can elect all of the trustees then standing for election and the holders of the remaining shares of beneficial interest, if any, will not be able to elect any trustees.

     Holders of common shares have no preferences, conversion, sinking fund, redemption rights or preemptive rights to subscribe for any securities of LaSalle Hotel Properties. Subject to the exchange provisions of our Declaration of Trust regarding restrictions on transfer, common shares have equal distribution, liquidation and other rights.

Certain Provisions of the Declaration of Trust

     Pursuant to the Maryland REIT Law, a Maryland real estate investment trust generally cannot dissolve, amend its declaration of trust or merge, unless approved by the affirmative vote of shareholders holding at least two-thirds of the shares entitled to vote on the matter unless a lesser percentage (but not less than a majority of all of the votes entitled to be cast on the matter) is set forth in the trust's declaration of trust. Our Declaration of Trust provides that the Board of Trustees, with the approval of a majority of the votes entitled to be cast at a meeting of shareholders, may amend our Declaration of Trust from time to time to increase or decrease the aggregate number of shares or the number of shares of any class that we have the authority to issue. Our Declaration of Trust also provides that a merger transaction or termination of the trust must be approved, at a meeting of the shareholders called for that purpose, by the affirmative vote of not less than sixty-six and two-thirds percent (66 2/3%) of all the votes entitled to be cast on the matter. Under the Maryland REIT Law, a declaration of trust may permit the trustees by a two-thirds vote to amend the declaration of trust from time to time to qualify as a REIT under the Code or the Maryland REIT Law without the affirmative vote of the shareholders. Our Declaration of Trust permits such action by our Board of Trustees.

     Our Board of Trustees is divided into three classes of trustees, serving staggered three year terms. At each annual meeting of shareholders, the class of trustees to be elected at the meeting will be elected for a three-year term and the trustees in the other two classes will continue in office. We believe that classified trustees will help to assure the continuity and stability of our Board of Trustees and our business strategies and policies as determined by our Board of Trustees. The use of a staggered board may delay or defer a change in control of LaSalle Hotel Properties or removal of incumbent management.

Restrictions on Ownership

     In order to qualify as a REIT under the Code, not more than 50% in value of our outstanding shares may be owned, directly or indirectly, by five or fewer individuals (as defined in the Code to include certain entities) during the last half of a taxable year and our shares must be beneficially owned by 100 or more persons during at least 335 days of a taxable year of 12 months (or during a proportionate part of a shorter taxable year). To satisfy the above ownership requirements and certain other requirements for qualification as a REIT, our Board of Trustees has adopted, and our shareholders prior to the IPO approved, a provision in our Declaration of Trust restricting the ownership or acquisition of common shares. See "Restrictions on Ownership of Capital Shares."

Transfer Agent and Registrar

     The transfer agent and registrar for our common shares is Harris Trust and Savings Bank.

                         DESCRIPTION OF PREFERRED SHARES

General

     Our Declaration of Trust provides that we may issue up to 20 million preferred shares, $.01 par value per share. On March 31, 1999 there were no preferred shares outstanding.

     The statements made hereunder relating to the preferred shares are summaries of the anticipated material terms thereof and do not purport to be complete and are subject to, and are qualified in their entirety by reference to, the applicable provisions of our Declaration of Trust and Bylaws and any applicable articles supplementary to our Declaration of Trust designating terms of a series of preferred shares (a "Designating Amendment").

     The issuance of preferred shares could adversely affect the voting power, dividend rights and other rights of holders of common shares. Although our Board of Trustees has no intention at the present time, it could establish a series of preferred shares that could, depending on the terms of the series, delay, defer or prevent a transaction or a change in control of LaSalle Hotel Properties that might involve a premium price for the common shares or otherwise be in the best interest of the holders thereof. Management believes that the availability of preferred shares will provide us with increased flexibility in structuring possible future financing and acquisitions and in meeting other needs that might arise.

Terms

     Subject to the limitations prescribed by our Declaration of Trust, our Board of Trustees is authorized to fix the number of shares constituting each series of preferred shares and the designations and powers, preferences and relative, participating, optional or other special rights and qualifications, limitations or restrictions thereof, including the provisions as may be desired concerning voting, redemption, dividends, dissolution or the distribution of assets, conversion or exchange, and other subjects or matters as may be fixed by resolution of our Board of Trustees. The preferred shares will, when issued, be fully paid and nonassessable and will have no preemptive rights.

     Reference is made to the prospectus supplement relating to the series of preferred shares offered thereby for the specific terms thereof, including:

     o   The title and stated value of the preferred shares;

     o The number of preferred shares, the liquidation preference per preferred share and the offering price of the preferred shares;

     o The dividend rate(s), period(s) and/or payment date(s) or method(s) of calculation thereof applicable to the preferred shares;

     o The date from which dividends on the preferred shares shall accumulate, if applicable;

     o The procedures for any auction and remarketing, if any, for the preferred shares;

     o   The provision for a sinking fund, if any, for the preferred shares;

     o   The provisions for redemption, if applicable, of the preferred shares;

     o   Any listing of the preferred shares on any securities exchange;

     o The terms and conditions, if applicable, upon which the preferred shares may or will be convertible into our common shares, including the conversion price or manner of calculation thereof;

     o The relative ranking and preferences of the preferred shares as to dividend rights and rights upon our liquidation, dissolution or winding up of our affairs;

     o Any limitations on direct or beneficial ownership and restrictions on transfer, in each case as may be appropriate to preserve our status as a REIT;

     o A discussion of material federal income tax considerations applicable to the preferred shares; and

     o Any other specific terms, preferences, rights, limitations or restrictions of the preferred shares.

Rank

     Unless otherwise specified in the applicable prospectus supplement, the preferred shares will, with respect to dividend rights and rights upon our liquidation, dissolution or winding up, rank:

     (1) senior to our common shares and to all classes or series of equity securities issued by us the terms of which provide that the equity securities shall rank junior to the preferred shares;

     (2) on a parity with all classes or series of equity securities issued by us, other than those referred to in clauses (1) and (3); and

     (3) junior to all classes or series of equity securities issued by us which the terms of the preferred shares provide will rank senior to it. The term "equity securities" does not include convertible debt securities.

Dividends

     Unless otherwise specified in the applicable prospectus supplement, the preferred shares will have the rights with respect to payment of dividends set forth below.

     Holders of the preferred shares of each series will be entitled to receive, when, as and if declared by our Board of Trustees, out of assets legally available for payment, cash dividends in the amounts and on the dates as will be set forth in, or pursuant to, the applicable prospectus supplement. Each dividend shall be payable to holders of record as they appear on our share transfer books on the record dates as shall be fixed by our Board of Trustees.

     Dividends on any series of preferred shares may be cumulative or non-cumulative, as provided in the applicable prospectus supplement. Dividends, if cumulative, will be cumulative from and after the date set forth in the applicable prospectus supplement. If our Board of Trustees fails to declare a dividend payable on a dividend payment date on any series of preferred shares for which dividends are non-cumulative, then the holders of the series of preferred shares will have no right to receive a dividend in respect of the related dividend period and we will have no obligation to pay the dividend accrued for the period, whether or not dividends on the series of preferred shares are declared payable on any future dividend payment date.

     If preferred shares of any series are outstanding, no full dividends will be declared or paid or set apart for payment on any of our capital shares of any other series ranking, as to dividends, on a parity with or junior to the preferred shares of the series for any period unless:

     o if the series of preferred shares has a cumulative dividend, full cumulative dividends have been or contemporaneously are declared and paid or declared and a sum sufficient for the payment thereof set apart for the payment for all past dividend periods and the then current dividend period; or

     o if the series of preferred shares do not have a cumulative dividend, full dividends for the then current dividend period have been or contemporaneously are declared and paid or declared and a sum sufficient for the payment thereof set apart for the payment on the preferred shares of the series.

     When dividends are not paid in full (or a sum sufficient for the full payment is not so set apart) on preferred shares of any series and the shares of any other series of preferred shares ranking on a parity as to dividends with the preferred shares of the series, all dividends declared upon preferred shares of the series and any other series of preferred shares ranking on a parity as to dividends with the preferred shares shall be declared pro rata so that the amount of dividends declared per preferred share of the series and the other series of preferred shares shall in all cases bear to each other the same ratio that accrued dividends per share on the preferred shares of the series and the other series of preferred shares (which shall not include any accumulation in respect of unpaid dividends for prior dividend periods if the preferred shares do not have a cumulative dividend) bear to each other. No interest, or sum of money in lieu of interest, shall be payable in respect of any dividend payment or payments on preferred shares of the series which may be in arrears.

     Except as provided in the immediately preceding paragraph, unless (1) if the series of preferred shares has a cumulative dividend, full cumulative dividends on the preferred shares of the series have been or contemporaneously are declared and paid or declared and a sum sufficient for the payment thereof set apart for payment for all past dividend periods and the then current dividend period, and (2) if the series of preferred shares does not have a cumulative dividend, full dividends on the preferred shares of the series have been or contemporaneously are declared and paid or declared and a sum sufficient for the payment thereof set apart for payment for the then current dividend period, no dividends (other than in common shares or other capital shares ranking junior to the preferred shares of the series as to dividends and upon liquidation) shall be declared or paid or set aside for payment or other distribution shall be declared or made upon the common shares, or any other of the capital shares of LaSalle Hotel Properties ranking junior to or on a parity with the preferred shares of the series as to dividends or upon liquidation, nor shall any shares of common shares, or any other capital shares of LaSalle Hotel Properties ranking junior to or on a parity with the preferred shares of the series as to dividends or upon liquidation, be redeemed, purchased or otherwise acquired for any consideration (or any moneys be paid to or made available for a sinking fund for the redemption of any shares) by LaSalle Hotel Properties except:

     (1) by conversion into or exchange for other capital shares of LaSalle Hotel Properties ranking junior to the preferred shares of the series as to dividends and upon liquidation; or

     (2) redemption's for the purpose of preserving our status as a REIT.

Redemption

     If so provided in the applicable prospectus supplement, the preferred shares will be subject to mandatory redemption or redemption at our option, as a whole or in part, in each case upon the terms, at the times and at the redemption prices set forth in the prospectus supplement.

     The prospectus supplement relating to a series of preferred shares that is subject to mandatory redemption will specify the number of preferred shares that we will redeem in each year commencing after a date to be specified, at a redemption price per share to be specified, together with an amount equal to all accumulated and unpaid dividends thereon (which shall not, if the preferred shares do not have a cumulative dividend, include any accumulation in respect of unpaid dividends for prior dividend periods) to the date of redemption. The redemption price may be payable in cash or other property, as specified in the applicable prospectus supplement. If the redemption price for preferred shares of any series is payable only from the net proceeds of the issuance of our capital shares, the terms of the preferred shares may provide that, if no capital shares shall have been issued or to the extent the net proceeds from any issuance are insufficient to pay in full the aggregate redemption price then due, the preferred shares shall automatically and mandatorily be converted into the applicable capital shares of LaSalle Hotel Properties pursuant to conversion provisions specified in the applicable prospectus supplement.

     Notwithstanding the foregoing, unless (1) if the series of preferred shares has a cumulative dividend, full cumulative dividends on all shares of any series of preferred shares shall have been or contemporaneously are declared and paid or declared and a sum sufficient for the payment thereof set apart for payment for all past dividend periods and the then current dividend period, and (2) if the series of preferred shares does not have a cumulative dividend, full dividends on the preferred shares of any series have been or contemporaneously are declared and paid or declared and a sum sufficient for the payment thereof set apart for payment for the then current dividend period, no shares of any series of preferred shares shall be redeemed unless all outstanding preferred shares of the series is simultaneously redeemed; provided, however, that the foregoing shall not prevent the purchase or acquisition of preferred shares of the series to preserve our status as a REIT or pursuant to a purchase or exchange offer made on the same terms to holders of all outstanding preferred shares of the series. In addition, unless (1) if the series of preferred shares has a cumulative dividend, full cumulative dividends on all outstanding shares of any series of preferred shares have been or contemporaneously are declared and paid or declared and a sum sufficient for the payment thereof set apart for payment for all past dividend periods and the then current dividend period, and (2) if the series of preferred shares do not have a cumulative dividend, full dividends on the preferred shares of any series have been or contemporaneously are declared and paid or declared and a sum sufficient for the payment thereof set apart for payment for the then current dividend period, we shall not purchase or otherwise acquire, directly or indirectly, any preferred shares of the series (except by conversion into or exchange for our capital shares ranking junior to the preferred shares of the series as to dividends and upon liquidation); provided, however, that the foregoing shall not prevent the purchase or acquisition of preferred shares of the series to preserve our status as a REIT or pursuant to a purchase or exchange offer made on the same terms to holders of all outstanding preferred shares of the series.

     If fewer than all of the outstanding preferred shares of any series are to be redeemed, the number of shares to be redeemed will be determined by us and the shares may be redeemed pro rata from the holders of record of the shares in proportion to the number of the shares held or for which redemption is requested by the holder (with adjustments to avoid redemption of fractional shares) or by lot or in any other reasonable manner.

     Notice of redemption will be mailed at least 30 days but not more than 60 days before the redemption date to each holder of record of preferred shares of any series to be redeemed at the address shown on the share transfer books. Each notice shall state:

     o   the redemption date;

     o   the number of shares and series of the preferred shares to be redeemed;

     o   the redemption price;

     o the place or places where certificates for the preferred shares are to be surrendered for payment of the redemption price;

     o that dividends on the shares to be redeemed will cease to accumulate on the redemption date; and

     o the date upon which the holder's conversion rights, if any, as to the shares shall terminate.

     If fewer than all the preferred shares of any series are to be redeemed, the notice mailed to each holder thereof shall also specify the number of preferred shares to be redeemed from each holder. If notice of redemption of any preferred shares has been given and if the funds necessary for redemption have been set aside by LaSalle Hotel Properties in trust for the benefit of the holders of any preferred shares so called for redemption, then from and after the redemption date dividends will cease to accumulate on the preferred shares, and all rights of the holders of the preferred shares will terminate, except the right to receive the redemption price.

Liquidation Preference

     Upon any voluntary or involuntary liquidation, dissolution or winding up of our affairs (referred to herein as a "liquidation"), before any distribution or payment shall be made to the holders of our common shares or any other class or series of our capital shares ranking junior to the preferred shares of the series in the distribution of assets upon any liquidation, dissolution or winding up of LaSalle Hotel Properties, the holders of the preferred shares shall be entitled to receive out of our assets legally available for distribution to shareholders liquidating distributions in the amount of the liquidation preference per share (set forth in the applicable prospectus supplement), plus an amount equal to all dividends accumulated and unpaid thereon (which shall not include any accumulation in respect of unpaid dividends for prior dividend periods if the preferred shares do not have a cumulative dividend). After payment of the full amount of the liquidating distributions to which they are entitled, the holders of preferred shares will have no rights or claim to any remaining assets. In the event that, upon any voluntary or involuntary liquidation, dissolution or winding up, our available assets are insufficient to pay the amount of the liquidating distributions on all outstanding preferred shares of the series and the corresponding amounts payable on all shares of other classes or series of our capital shares ranking on a parity with the preferred shares in the distribution of assets, then the holders of the preferred shares and all other classes or series of capital shares shall share ratably in any distribution of assets in proportion to the full liquidating distributions to which they would otherwise be respectively entitled.

     The consolidation or merger of LaSalle Hotel Properties with or into any other entity, or the merger of another entity with or into LaSalle Hotel Properties, or a statutory share exchange by LaSalle Hotel Properties, or the sale, lease or conveyance of all or substantially all of the property or business of LaSalle Hotel Properties, shall not be deemed to constitute a liquidation, dissolution or winding up of LaSalle Hotel Properties.

Voting Rights

     Holders of the preferred shares will not have any voting rights, except as set forth below or as otherwise from time to time required by law or as indicated in the applicable prospectus supplement.

     Whenever dividends on any series of preferred shares shall be in arrears for six or more quarterly periods, the holders of the preferred shares (voting separately as a class with all other series of preferred shares upon which like voting rights have been conferred and are exercisable) will be entitled to vote for the election of two additional trustees of LaSalle Hotel Properties at a special meeting called by the holders of record of at least ten percent (10%) of any series of preferred shares so in arrears, unless the request is received less than 90 days before the date fixed for the next annual or special meeting of shareholders, or at the next annual meeting of shareholders, and at each subsequent annual meeting until (i) if the series of preferred shares has a cumulative dividend, all dividends accumulated on the preferred shares for the past dividend periods and the then current dividend period shall have been fully paid or declared and a sum sufficient for the payment thereof set aside for payment or (ii) if the series of preferred shares does not have a cumulative dividend, four quarterly dividends shall have been fully paid or declared and a sum sufficient for the payment thereof set aside for payment. In these cases, the entire Board of Trustees of LaSalle Hotel Properties will be increased by two trustees.

     Unless provided otherwise for any series of preferred shares, so long as any preferred shares remain outstanding, we will not, without the affirmative vote or consent of the holders of at least two-thirds of the preferred hares of the series outstanding at the time, given in person or by proxy, either in writing or at a meeting (the series voting separately as a class):

     (1) authorize or create, or increase the authorized or issued amount of, any class or series of capital shares ranking senior to the preferred shares with respect to payment of dividends or the distribution of assets upon liquidation, dissolution or winding up of LaSalle Hotel Properties, or reclassify any authorized capital shares of LaSalle Hotel Properties into preferred shares, or create, authorize or issue any obligation or security convertible into or evidencing the right to purchase any shares; or

     (2) amend, alter or repeal the provisions of our Declaration of Trust or the Articles Supplementary for the series of preferred shares, whether by merger, consolidation or otherwise (an "Event"), so as to materially and adversely affect any right, preference, privilege or voting power of the series of preferred shares or the holders thereof; provided, however, with respect to the occurrence of any of the Events set forth in (2) above, so long as the series of preferred shares remains outstanding with the terms thereof materially unchanged, taking into account that upon the occurrence of an Event LaSalle Hotel Properties may not be the surviving entity, the occurrence of any Event shall not be deemed to materially and adversely affect the rights, preferences, privileges or voting powers of holders of the series of preferred shares; and provided, further, that (x) any increase in the amount of the authorized preferred shares or the creation or issuance of any other series of preferred shares, or (y) any increase in the amount of authorized shares of the series of preferred shares or any other series of preferred shares, in each case ranking on a parity with or junior to the preferred shares of the series with respect to payment of dividends or the distribution of assets upon liquidation, dissolution or winding up of LaSalle Hotel Properties, shall not be deemed to materially and adversely affect the rights, preferences, privileges or voting powers.

     The foregoing voting provisions will not apply if, at or prior to the time when the act with respect to which the vote or consent would otherwise be required shall be effected, all outstanding shares of the series of preferred shares shall have been converted, redeemed or called for redemption and sufficient funds shall have been deposited in trust to effect the redemption.

Conversion Rights

     The terms and conditions, if any, upon which any series of preferred shares are convertible into common shares will be set forth in the applicable prospectus supplement. The terms will include the number of common shares into which the preferred shares are convertible, the conversion price (or manner of calculation thereof), the conversion period, provisions as to whether conversion will be at the option of the holders of the preferred shares, the events requiring an adjustment of the conversion price and provisions affecting conversion in the event of the redemption of the preferred shares.

Shareholder Liability

     As discussed above under "Description of Common Shares--General," under the Maryland REIT Law, a shareholder, including holders of preferred shares, is not personally liable for the obligations of the Company solely as a result of his status as a shareholder. Our Declaration of Trust provides that no shareholder shall be liable for any debt or obligation of ours by reason of being a shareholder nor shall any shareholder be subject to any personal liability in tort, contract or otherwise to any person in connection with our property or affairs by reason of being a shareholder. Our Bylaws further provide that we shall indemnify each present or former shareholder against any claim or liability to which the shareholder may become subject by reason of being or having been a shareholder and that we shall reimburse each shareholder for all reasonable expenses incurred by him or her in connection with any such claim or liability. However, with respect to tort claims, contractual claims where shareholder liability is not so negated, claims for taxes and certain statutory liability, the shareholders may, in some jurisdictions, be personally liable to the extent that such claims are not satisfied by us. Inasmuch as we carry public liability insurance which we consider adequate, any risk of personal liability to shareholders is limited to situations in which our assets plus our insurance coverage would be insufficient to satisfy the claims against us and our shareholders.

Restrictions on Ownership

     As discussed below under "Restrictions on Ownership of Capital Shares," in order for us to qualify as a REIT under the Code, not more than 50% in value of our outstanding capital shares may be owned, directly or indirectly, by five or fewer individuals (as defined in the Code to include certain entities) during the last half of a taxable year. Therefore, the Articles Supplementary for each series of preferred shares may contain provisions restricting the ownership and transfer of the preferred shares. The applicable prospectus supplement will specify any additional ownership limitation relating to a series of preferred shares.

Registrar and Transfer Agent

     Unless otherwise specified in the applicable prospectus supplement, the registrar and transfer agent for the preferred shares will be Harris Trust and Savings Bank.

                        DESCRIPTION OF DEPOSITARY SHARES

General

     We may issue receipts ("Depositary Receipts") for Depositary Shares, each of which will represent a fractional interest or a share of a particular series of a class of preferred shares, as specified in the applicable prospectus supplement. Preferred shares of each series of each class represented by Depositary Shares will be deposited under a separate Deposit Agreement (each, a "Deposit Agreement") among LaSalle Hotel Properties, the depositary named therein (the depositary or its successor, the "Preferred Share Depositary") and the holders from time to time of the Depositary Receipts. Subject to the terms of the Deposit Agreement, each owner of a Depositary Receipt will be entitled, in proportion to the fractional interest of a share of the particular series of a class of preferred shares represented by the Depositary Shares evidenced by the Depositary Receipt, to all the rights and preferences of the preferred shares represented by the Depositary Shares, including dividend, voting, conversion, redemption and liquidation rights.

     The Depositary Shares will be evidenced by Depositary Receipts issued pursuant to the applicable Deposit Agreement. Immediately following the issuance and delivery of the preferred shares by us to the Preferred Share Depositary, we will cause the Preferred Share Depositary to issue, on our behalf, the Depositary Receipts. Copies of the applicable form of Deposit Agreement and Depositary Receipt may be obtained from us upon request.

Dividends and Other Distributions

     The Preferred Share Depositary will distribute all cash dividends or other cash distributions received in respect of the preferred shares to the record holders of the Depositary Receipts evidencing the related Depositary Shares in proportion to the number of the Depositary Receipts owned by the holder, subject to certain obligations of holders to file proofs, certificates and other information and to pay certain charges and expenses to the Preferred Share Depositary.

     In the event of a distribution other than in cash, the Preferred Share Depositary will distribute property received by it to the record holders of Depositary Receipts entitled thereto, subject to certain obligations of holders to file proofs, certificates and other information and to pay certain charges and expenses to the Preferred Share Depositary, unless the Preferred Share Depositary determines that it is not feasible to make the distribution, in which case the Preferred Share Depositary may, with our approval, sell the property and distribute the net proceeds from the sale to holders.

Withdrawal of Shares

     Upon surrender of the Depositary Receipts at the corporate trust office of the Preferred Share Depositary (unless the related Depositary Shares have previously been called for redemption), the holders thereof will be entitled to delivery at the office, to or upon the holder's order, of the number of whole or fractional preferred shares and any money or other property represented by the Depositary Shares evidenced by the Depositary Receipts. Holders of Depositary Receipts will be entitled to receive whole or fractional shares of the related preferred shares on the basis of the proportion of preferred shares represented by each Depositary Share as specified in the applicable prospectus supplement, but holders of the preferred shares will not thereafter be entitled to receive Depositary Shares therefor. If the Depositary Receipts delivered by the holder evidence a number of Depositary Shares in excess of the number of Depositary Shares representing the number of preferred shares to be withdrawn, the Preferred Share Depositary will deliver to the holder at the same time a new Depositary Receipt evidencing the excess number of Depositary Shares.

Redemption of Depositary Shares

     Whenever we redeem preferred shares held by the Preferred Share Depositary, the Preferred Share Depositary will redeem as of the same redemption date the number of Depositary Shares representing the preferred shares so redeemed, provided we shall have paid in full to the Preferred Share Depositary the redemption price of the preferred shares to be redeemed plus an amount equal to any accrued and unpaid dividends thereon to the date fixed for redemption. The redemption price per Depositary Share will be equal to the redemption price and any other amounts per share payable with respect to the preferred shares. If less than all the Depositary Shares are to be redeemed, the Depositary Shares to be redeemed will be selected by the Preferred Share Depositary by lot.

     After the date fixed for redemption, the Depositary Shares so called for redemption will no longer be deemed to be outstanding and all rights of the holders of the Depositary Receipts evidencing the Depositary Shares so called for redemption will cease, except the right to receive any moneys payable upon redemption and any money or other property to which the holders of the Depositary Receipts were entitled upon redemption upon surrender thereof to the Preferred Share Depositary.

Voting of the Underlying Preferred Shares

     Upon receipt of notice of any meeting at which the holders of the preferred shares are entitled to vote, the Preferred Share Depositary will mail the information contained in the notice of meeting to the record holders of the Depositary Receipts evidencing the Depositary Shares which represent the preferred shares. Each record holder of Depositary Receipts evidencing Depositary Shares on the record date (which will be the same date as the record date for the preferred shares) will be entitled to instruct the Preferred Share Depositary as to the exercise of the voting rights pertaining to the amount of preferred shares represented by the holder's Depositary Shares. The Preferred Share Depositary will vote the amount of preferred shares represented by the Depositary Shares in accordance with the instructions, and we will agree to take all reasonable action which may be deemed necessary by the Preferred Share Depositary in order to enable the Preferred Share Depositary to do so. The Preferred Share Depositary will abstain from voting the amount of preferred shares represented by the Depositary Shares to the extent it does not receive specific instructions from the holders of Depositary Receipts evidencing the Depositary Shares.

Liquidation Preference

     In the event of our liquidation, dissolution or winding up, whether voluntary or involuntary, each holder of a Depositary Receipt will be entitled to the fraction of the liquidation preference accorded each preferred share represented by the Depositary Share evidenced by the Depositary Receipt, as set forth in the applicable prospectus supplement.

Conversion of Preferred Shares

     The Depositary Shares, as such, are not convertible into common shares or any other securities or property of ours. Nevertheless, if so specified in the applicable prospectus supplement relating to an offering of Depositary Shares, the Depositary Receipts may be surrendered by holders thereof to the Preferred Share Depositary with written instructions to the Preferred Share Depositary to instruct us to cause conversion of the preferred shares represented by the Depositary Shares evidenced by Depositary Receipts into whole common shares, other preferred shares of ours or other capital shares of ours, and we have agreed that upon receipt of instructions and any amounts payable in respect thereof, it will cause the conversion thereof utilizing the same procedures as those provided for delivery of preferred shares to effect the conversion. If the Depositary Shares evidenced by a Depositary Receipt are to be converted in part only, one or more new Depositary Receipts will be issued for any Depositary Shares not to be converted. No fractional common shares will be issued upon conversion, and if the conversion will result in a fractional share being issued, an amount will be paid in cash by us equal to the value of the fractional interest based upon the closing price of the common shares on the last business day prior to the conversion.

Amendment and Termination of the Deposit Agreement

     The form of Depositary Receipt evidencing the Depositary Shares which represent the preferred shares and any provision of the Deposit Agreement may at any time be amended by agreement between us and the Preferred Share Depositary. However, any amendment that materially and adversely alters the rights of the holders of Depositary Receipts will not be effective unless the amendment has been approved by the existing holders of at least a majority of the Depositary Shares evidenced by the Depositary Receipts then outstanding.

     The Deposit Agreement may be terminated by us upon not less than 30 days' prior written notice to the Preferred Share Depositary if (1) the termination is to preserve our status as a REIT or (2) a majority of each class of preferred shares affected by the termination consents to the termination, whereupon the Preferred Share Depositary shall deliver or make available to each holder of Depositary Receipts, upon surrender of the Depositary Receipts held by the holder, the number of whole or fractional preferred shares as are represented by the Depositary Shares evidenced by Depositary Receipts. In addition, the Deposit Agreement will automatically terminate if (1) all outstanding Depositary Shares shall have been redeemed, (2) there shall have been a final distribution in respect of the related preferred shares in connection with any liquidation, dissolution or winding up of LaSalle Hotel Properties and the distribution shall have been distributed to the holders of Depositary Receipts evidencing the Depositary Shares representing the preferred shares or (iii) each related preferred share shall have been converted into capital share of LaSalle Hotel Properties not so represented by Depositary Shares.

Charges of Preferred Shares Depositary

     We will pay all transfer and other taxes and governmental charges arising solely from the existence of the Deposit Agreement. In addition, we will pay the fees and expenses of the Preferred Share Depositary in connection with the performance of its duties under the Deposit Agreement. However, holders of Depositary Receipts will pay the fees and expenses of the Preferred Share Depositary for any duties requested by the holders to be performed which are outside of those expressly provided for in the Deposit Agreement.

Resignation and Removal of Depositary

     The Preferred Share Depositary may resign at any time by delivering to us notice of its election to do so, and we may at any time remove the Preferred Share Depositary, any resignation or removal to take effect upon the appointment of a successor Preferred Share Depositary. A successor Preferred Share Depositary must be appointed within 60 days after delivery of the notice of resignation or removal and must be a bank or trust company having its principal office in the United States and having a combined capital and surplus of at least $50,000,000.

Miscellaneous

     The Preferred Share Depositary will forward to holders of Depositary Receipts any reports and communications from LaSalle Hotel Properties which are received by the Preferred Share Depositary with respect to the related preferred shares.

     Neither LaSalle Hotel Properties nor the Preferred Share Depositary will be liable if the Preferred Share Depositary is prevented from or delayed in, by law or any circumstances beyond its control, performing its obligations under the Deposit Agreement. The obligations of LaSalle Hotel Properties and the Preferred Share Depositary under the Deposit Agreement will be limited to performing specified duties thereunder in good faith and without negligence, gross negligence or willful misconduct, and LaSalle Hotel Properties and the Preferred Share Depositary will not be obligated to prosecute or defend any legal proceeding in respect of any Depositary Receipts, Depositary Shares or preferred shares represented thereby unless satisfactory indemnity is furnished. LaSalle Hotel Properties and the Preferred Share Depositary may rely on written advice of counsel or accountants, or information provided by persons presenting the preferred shares represented thereby for deposit, holders of Depositary Receipts or other persons believed to be competent to give information, and on documents believed to be genuine and signed by a proper party.

     If the Preferred Share Depositary shall receive conflicting claims, requests or instructions from any holders of Depositary Receipts, on the one hand, and from LaSalle Hotel Properties, on the other hand, the Preferred Share Depositary shall be entitled to act on claims, requests or instructions received from LaSalle Hotel Properties.

                   RESTRICTIONS ON OWNERSHIP OF CAPITAL SHARES

Restrictions on Ownership and Transfer

     For us to qualify as a REIT under the Code, no more than 50% in value of our outstanding shares of beneficial interest may be owned, actually or constructively, by five or fewer individuals (as defined in the Code to include certain entities) during the last half of a taxable year (other than the first year for which an election to be treated as a REIT has been made) or during a proportionate part of a shorter taxable year. In addition, if we, or an owner of 10% or more in value of our shares, actually or constructively owns 10% or more of a tenant of ours (or a tenant of any partnership in which we are a partner), the rent we receive (either directly or through any such partnership) from such tenant will not be qualifying income for purposes of the REIT gross income tests of the Code. A REIT's shares also must be beneficially owned by 100 or more persons during at least 335 days of a taxable year of twelve months or during a proportionate part of a shorter taxable year (other than the first year for which an election to be treated as a REIT has been made).

     Because our Board of Trustees believes it is desirable for us to qualify as a REIT, our Declaration of Trust, subject to certain exceptions, provides that no holder may own, or be deemed to own by virtue of the attribution provisions of the Code, more than the Ownership Limit. The ownership attribution rules under the Code are complex and may cause shares owned actually or constructively by a group of related individuals and/or entities to be owned constructively by one individual or entity. As a result, the acquisition of less than 9.8% of the shares (or the acquisition of an interest in an entity that owns, actually or constructively, shares) by an individual or entity, could, nevertheless cause that individual or entity, or another individual or entity, to own constructively in excess of 9.8% of the outstanding shares and thus subject such shares to the Ownership Limit. The Board of Trustees may grant an exemption from the Ownership Limit with respect to one or more persons who would not be treated as "individuals" for purposes of the Code if such person submits to the Board information satisfactory to the Board, in its reasonable discretion, demonstrating that (i) such person is not an individual for purposes of the Code, (ii) such ownership will not cause a person who is an individual to be treated as owning shares in excess of the Ownership Limit, applying the applicable constructive ownership rules, and
(iii) such ownership will not otherwise jeopardize our status as a REIT. As a condition of such waiver, the Board of Trustees may, in its reasonable discretion, require undertakings or representations from the applicant to ensure that the conditions in clauses (i), (ii) and (iii) of the preceding sentence are satisfied and will continue to be satisfied as long as such person owns shares in excess of the Ownership Limit. Under certain circumstances, the Board of Trustees may, in its sole and absolute discretion, grant an exemption for individuals or entities to acquire any series or class of Preferred Shares in excess of the Ownership Limit, provided that certain conditions are met and any representations and undertakings that may be required by the Board of Trustees are made. In either circumstance, prior to granting any exemption, the Board of Trustees must receive a ruling from the Internal Revenue Service or advice of counsel, in either case in form and substance satisfactory to the Board of Trustees, as it may deem necessary or advisable in order to determine or ensure our status as a REIT.

     Our Declaration of Trust further prohibits (a) any person from actually or constructively owning shares of beneficial interest that would result in our being "closely held" under Section 856(h) of the Code or otherwise cause us to fail to qualify as a REIT and (b) any person from transferring shares of beneficial interest of ours if such transfer would result in shares of beneficial interest being owned by fewer than 100 persons.

     Any person who acquires or attempts or intends to acquire actual or constructive ownership of shares of beneficial interest of ours that will or may violate any of the foregoing restrictions on transferability and ownership is required to give us notice immediately and to provide us with such other information as we may request in order to determine the effect of such transfer on our status as a REIT.

     If any purported transfer of our shares of beneficial interest or any other event would otherwise result in any person violating the Ownership Limit or the other restrictions in our Declaration of the Trust, then any such purported transfer will be void and of no force or effect with respect to the purported transferee (the "Prohibited Transferee") as to that number of shares that exceeds the Ownership Limit (referred to as "Excess Shares") and the Prohibited Transferee shall acquire no right or interest (or, in the case of any event other than a purported transfer, the person or entity holding record title to any such shares in excess of the Ownership Limit (the "Prohibited Owner") shall cease to own any right or interest) in such Excess Shares. Any such Excess Shares described above will be transferred automatically, by operation of law, to a trust, the beneficiary of which will be a qualified charitable organization selected by us (the "Beneficiary"). Such automatic transfer shall be deemed to be effective as of the close of business on the Business Day (as defined in the Declaration of Trust) prior to the date of such violating transfer. Within 20 days of receiving notice from us of the transfer of shares to the trust, the trustee of the trust (who shall be designated by us and be unaffiliated with us and any Prohibited Transferee or Prohibited Owner) will be required to sell such Excess Shares to a person or entity who could own such shares without violating the Ownership Limit, and distribute to the Prohibited Transferee an amount equal to the lesser of the price paid by the Prohibited Transferee for such Excess Shares or the sales proceeds received by the trust for such excess shares. In the case of any Excess Shares resulting from any event other than a transfer, or from a transfer for no consideration (such as a gift), the trustee will be required to sell such Excess Shares to a qualified person or entity and distribute to the Prohibited Owner an amount equal to the lesser of the fair market value of such Excess Shares as of the date of such event or the sales proceeds received by the trust for such Excess Shares. In either case, any proceeds in excess of the amount distributable to the Prohibited Transferee or Prohibited Owner, as applicable, will be distributed to the Beneficiary. Prior to a sale of any such Excess Shares by the trust, the trustee will be entitled to receive, in trust for the Beneficiary, all dividends and other distributions paid by us with respect to such Excess Shares, and also will be entitled to exercise all voting rights with respect to such Excess Shares. Subject to Maryland law, effective as of the date that such shares have been transferred to the trust, the trustee shall have the authority (at the trustee's sole discretion and subject to applicable law) (i) to rescind as void any vote cast by a Prohibited Transferee prior to the discovery by us that such shares have been transferred to the trust and (ii) to recast such vote in accordance with the desires of the trustee acting for the benefit of the Beneficiary. However, if we have already taken irreversible corporate action, then the trustee shall not have the authority to rescind and recast such vote. Any dividend or other distribution paid to the Prohibited Transferee or Prohibited Owner (prior to the discovery by us that such shares had been automatically transferred to a trust as described above) will be required to be repaid to the trustee upon demand for distribution to the Beneficiary. If the transfer to the trust as described above is not automatically effective (for any reason) to prevent violation of the Ownership Limit, then the Declaration of Trust provides that the transfer of the Excess Shares will be void.

     In addition, shares of beneficial interest held in the trust shall be deemed to have been offered for sale to us, or our designee, at a price per share equal to the lesser of (i) the price per share in the transaction that resulted in such transfer to the trust (or, in the case of a devise or gift, the market value at the time of such devise or gift) and (ii) the market value of such shares on the date we, or our designee, accepts such offer. We shall have the right to accept such offer for a period of 90 days after the transfer of Excess Shares to the Trust. Upon such a sale to us, the interest of the Beneficiary in the shares sold shall terminate and the trustee shall distribute the net proceeds of the sale to the Prohibited Owner.

     The foregoing restrictions on transferability and ownership will not apply if the Board of Trustees determines that it is no longer in our best interests to attempt to qualify, or to continue to qualify, as a REIT.

     All certificates representing shares of beneficial interest shall bear a legend referring to the restrictions described above.

     Each shareholder will, upon demand, be required to disclose to us in writing such information with respect to the direct, indirect and constructive ownership of shares of beneficial interest as the Board of Trustees deems reasonably necessary to comply with the provisions of the Code applicable to a REIT, to comply with the requirements of any taxing authority or governmental agency or to determine any such compliance.

     These Ownership Limitations could have the effect of delaying, deferring or preventing a takeover or other transaction in which holders of some, or a majority, of common shares might receive a premium for their common shares over the then prevailing market price or which such holders might believe to be otherwise in their best interest.

                             DESCRIPTION OF WARRANTS

     We may issue Warrants for the purchase of common shares or preferred shares. Warrants may be issued independently or together with any securities and may be attached to or separate from the securities. Each series of Warrants will be issued under a separate warrant agreement (each, a "Warrant Agreement") to be entered into between LaSalle Hotel Properties and a warrant agent specified therein ("Warrant Agent"). The Warrant Agent will act solely for LaSalle Hotel Properties in connection with the Warrants of the series and will not assume any obligation or relationship of agency or trust for or with any holders or beneficial owners of Warrants.

     The applicable prospectus supplement will describe the following terms, where applicable, of the Warrants in respect of which this prospectus is being delivered:

     o   the title of the Warrants;

     o   the aggregate number of the Warrants;

     o   the price or prices at which the Warrants will be issued;

     o the currencies in which the price or prices of the Warrants may be payable;

     o the designation, amount and terms of the Securities purchasable upon exercise of the Warrants;

     o the designation and terms of the other Securities, if any, with which the Warrants are issued and the number of the Warrants issued with each security;

     o if applicable, the date on and after which the Warrants and the Securities purchasable upon exercise of the Warrants will be separately transferable;

     o the price or prices at which and currency or currencies in which the Securities purchasable upon exercise of the Warrants may be purchased;

     o the date on which the right to exercise the Warrants shall commence and the date on which the right shall expire;

     o the minimum or maximum amount of the Warrants which may be exercised at any one time;

     o   information with respect to book-entry procedures, if any;

     o   a discussion of material federal income tax considerations; and

     o any other material terms of the Warrants, including terms, procedures and limitations relating to the exchange and exercise of the Warrants.

                        FEDERAL INCOME TAX CONSIDERATIONS

     Based on various assumptions and factual representations made by us regarding our operations, in the opinion of Brown & Wood llp, our counsel, commencing with our taxable year ended December 31, 1998, LaSalle Hotel Properties has been organized in conformity with the requirements for qualification as a REIT under the Code, and its method of operating enables it to meet the requirements for qualification and taxation as a REIT. The qualification of LaSalle Hotel Properties depends upon our ability to meet the various requirements imposed under the Code through actual operations. Brown & Wood llp will not review our operations, and no assurance can be given that actual operations will meet these requirements. The opinion of Brown & Wood llp is not binding on the IRS or any court. The opinion of Brown & Wood llp is based upon existing law, IRS regulations and currently published administrative positions of the IRS and judicial decisions, which are subject to change either prospectively or retroactively.

     Taxation Of LaSalle Hotel Properties

     General. LaSalle Hotel Properties will elect to be taxed as a REIT under Sections 856 through 860 of the Code commencing with its taxable year ended December 31, 1998. In any year in which LaSalle Hotel Properties qualifies for taxation as a REIT, it generally will not be subject to federal corporate income taxes on net income that it distributes currently to shareholders. However, LaSalle Hotel Properties will be subject to federal income tax in the following circumstances.

     First, it will be taxed at regular corporate rates on any undistributed REIT taxable income, including undistributed net capital gains. Second, under certain circumstances, it may be subject to the "alternative minimum tax" on any items of tax preference. Third, if LaSalle Hotel Properties has (i) net income from the sale or other disposition of certain "foreclosure property" that is held primarily for sale to customers in the ordinary course of business or (ii) other nonqualifying income from foreclosure property, it will be subject to tax at the highest corporate rate on such income. Fourth, if LaSalle Hotel Properties has net income from prohibited transactions (which are, in general, certain sales or other dispositions of property (other than foreclosure property) held primarily for sale to customers in the ordinary course of business), such income will be subject to a 100% tax. Fifth, if LaSalle Hotel Properties should fail to satisfy the 75% gross income test or the 95% gross income test (discussed below), and nonetheless should maintain its qualification as a REIT because certain other requirements have been met, it will be subject to a 100% tax on the net income attributable to the greater of either the amount by which it fails the 75% gross income test or the amount by which it fails the 95% gross income test. Sixth, if LaSalle Hotel Properties should fail to distribute during each calendar year at least the sum of (i) 85% of its REIT ordinary income for such year, (ii) 95% of its REIT capital gain net income for such year, and (iii) any undistributed taxable income from prior periods, it would be subject to a 4% excise tax on the excess of such required distribution over the amounts actually distributed. Seventh, if LaSalle Hotel Properties acquires or has acquired any asset from a C corporation (i.e., a corporation generally subject to full corporate-level tax) in a transaction in which the basis of the asset in the acquiror's hands is determined by reference to the basis of the asset (or any other asset) in the hands of the C corporation and the acquiror recognizes gain on the disposition of such asset during the 10 year period beginning on the date on which such asset was acquired by it, then to the extent of such asset's "Built-In Gain" (i.e., the excess of (a) the fair market value of such asset at the time of the acquisition by LaSalle Hotel Properties over (b) the adjusted basis in such asset, determined as of the time of such acquisition), such gain will be subject to tax at the highest regular corporate rate applicable, pursuant to anticipated Treasury Regulations that have not yet been promulgated. This result with respect to the recognition of Built-In Gain assumes that LaSalle Hotel Properties will make an election pursuant to IRS Notice 88-19 with respect to any such acquisition.

     Requirements for Qualification. The Code defines a REIT as a corporation, trust or association (1) that is managed by one or more trustees or directors,
(2) the beneficial ownership of which is evidenced by transferable shares of stock, or by transferable certificates of beneficial interest, (3) that would be taxable as a domestic corporation, but for Sections 856 through 859 of the Code, (4) that is neither a financial institution nor an insurance company subject to certain provisions of the Code, (5) the beneficial ownership of which is held by 100 or more persons, (6) that during the last half of each taxable year not more than 50% in value of the outstanding stock of which is owned, directly or indirectly, by five or fewer individuals (as defined in the Code to include certain entities), and (7) that meets certain other tests, described below, regarding the nature of its income and assets. The Code provides that conditions (1) through (4), inclusive, must be met during the entire taxable year and that condition (5) must be met during at least 335 days of a taxable year of 12 months, or during a proportionate part of a taxable year of less than 12 months.

     Income Tests. In order to maintain qualification as a REIT, LaSalle Hotel Properties must satisfy certain gross income requirements, which are applied on an annual basis. First, at least 75% of its gross income (excluding gross income from prohibited transactions) for each taxable year must be derived directly or indirectly from investments relating to real property or mortgages on real property (including "rents from real property" and, in certain circumstances, interest) or from certain types of temporary investments. Second, at least 95% of its gross income (excluding gross income from prohibited transactions) for each taxable year must be derived from the same items which qualify under the 75% income test, and from dividends, interest and gain from the sale or disposition of stock or securities, or from any combination of the foregoing.

     The rents received pursuant to the Participating Leases qualify as "rents from real property" in satisfying the gross income requirements for a REIT. Moreover, we do not anticipate receiving rents that could cause us to fail to meet the 75% and 95% gross income tests.

     If LaSalle Hotel Properties fails to satisfy one or both of the 75% or 95% gross income tests for any taxable year, it may nevertheless qualify as a REIT for such year if it is entitled to relief under certain provisions of the Code. It is not possible, however, to state whether in all circumstances it would be entitled to the benefit of these relief provisions. Even if these relief provisions were to apply, however, a 100% tax would be imposed with respect to the "excess net income" attributable to the failure to satisfy the 75% and 95% gross income tests.

     Asset Tests. At the close of each quarter of its taxable year, LaSalle Hotel Properties must satisfy the following three tests relating to the nature of its assets: (1) at least 75% of the value of its total assets must be represented by "real estate assets," cash, cash items and government securities; (2) not more than 25% of its total assets may be represented by securities other than those in the 75% asset class; and (3) of the investments included in the 25% asset class, the value of any one issuer's securities (other than an interest in a partnership, shares of a "qualified REIT subsidiary" or another REIT) owned by LaSalle Hotel Properties may not exceed 5% of the value of its total assets, and LaSalle Hotel Properties may not own more than 10% of any one issuer's outstanding voting securities (other than an interest in a partnership, shares of a "qualified REIT subsidiary" or another
REIT).

     Annual Distribution Requirements. In order to qualify as a REIT, LaSalle Hotel Properties is required to distribute dividends (other than capital gain dividends) to its shareholders in an amount at least equal to (1) the sum of
(a) 95% of its "REIT taxable income" (computed without regard to the dividends paid deduction and net capital gain) and (b) 95% of the net income (after tax), if any, from foreclosure property, minus (2) the sum of certain items of noncash income. In addition, if LaSalle Hotel Properties disposes of any assets with a "Built-In Gain" (as discussed above), it may be required, pursuant to Treasury Regulations which have not yet been promulgated, to distribute at least 95% of the Built-In Gain (after tax), if any, recognized on the disposition of such asset.

     To the extent that LaSalle Hotel Properties does not distribute all of its net capital gain or distributes at least 95%, but less than 100%, of its "REIT taxable income," as adjusted, it will be subject to tax thereon at regular ordinary and capital gain corporate tax rates. In addition, if LaSalle Hotel Properties should fail to distribute during each calendar year at least the sum of (1) 85% of its REIT ordinary income for such year, (2) 95% of its REIT capital gain income for such year, and (3) any undistributed taxable income from prior periods, LaSalle Hotel Properties would be subject to a 4% excise tax on the excess of such required distribution over the sum of amounts actually distributed during the calendar year by the REIT and the amount, if any, on which the REIT paid income tax for such year.

     LaSalle Hotel Properties may elect to require the shareholders to include its undistributed net capital gains in their income by designating, in a written notice to shareholders, those amounts as undistributed capital gains in respect of its shareholders' shares. If LaSalle Hotel Properties makes such an election, the shareholders will (1) include in their income as capital gains their proportionate share of such undistributed capital gains and (2) be deemed to have paid their proportionate share of the tax paid by LaSalle Hotel Properties on such undistributed capital gains and thereby receive a credit or refund for such amount. In addition, a shareholder will increase the basis in their shares by the difference between the amount of capital gain included in their income and the amount of the tax that LaSalle Hotel Properties is deemed to have paid on the shareholder's behalf. The earnings and profits of LaSalle Hotel Properties will be adjusted appropriately.

     Under certain circumstances, LaSalle Hotel Properties may be able to rectify a failure to meet the distribution requirement for a year by paying "deficiency dividends" to shareholders in a later year, which may be included in LaSalle Hotel Properties' deduction for dividends paid for the earlier year. Thus, LaSalle Hotel Properties may be able to avoid being taxed on amounts distributed as deficiency dividends; however, LaSalle Hotel Properties will be required to pay interest based upon the amount of any deduction taken for deficiency dividends.

     Failure to Qualify. If LaSalle Hotel Properties fails to qualify for taxation as a REIT in any taxable year, it will be subject to tax (including any applicable alternative minimum tax) on its taxable income at regular corporate rates. Distributions to shareholders in a year in which LaSalle Hotel Properties fails to qualify as a REIT will not be deductible and will not be required to be made. In addition, if LaSalle Hotel Properties fails to qualify as a REIT, all distributions to shareholders will be taxable as ordinary income, to the extent of current and accumulated earnings and profits, and, subject to certain limitations of the Code, corporate distributees may be eligible for the dividends received deduction. Unless entitled to relief under specific statutory provisions, LaSalle Hotel Properties will also be disqualified from taxation as a REIT for the four taxable years following the year during which qualification was lost. It is not possible to state whether in all circumstances LaSalle Hotel Properties would be entitled to such statutory relief.

     Taxation Of Shareholders

     Investors are urged to consult their own tax advisors with respect to the appropriateness of an investment in the securities offered hereby and with respect to the tax consequences arising under federal law and the laws of any state, municipality or other taxing jurisdiction, including tax consequences resulting from the investor's own tax characteristics. In particular, foreign investors should consult their own tax advisors concerning the tax consequences of an investment in LaSalle Hotel Properties, including the possibility of United States income tax withholding on our distributions.

     Taxation of Taxable Domestic Shareholders. As long as LaSalle Hotel Properties qualifies as a REIT, distributions made to LaSalle Hotel Properties' taxable domestic shareholders out of current or accumulated earnings and profits (and not designated as capital gain dividends) will be taken into account as ordinary income. Corporate shareholders will not be eligible for the dividends received deduction as to such amounts. Distributions in excess of current and accumulated earnings and profits will not be taxable to a shareholder to the extent that they do not exceed the adjusted basis of the shares, but rather will reduce the adjusted basis of such shares. To the extent that such distributions exceed the adjusted basis of the shares, they will be included in income as long-term capital gain (or short-term capital gain if the shares have been held for one year or less), assuming the shares are a capital asset in the hands of the shareholder. Distributions that are designated as capital gain dividends will be taxed as long-term capital gains (to the extent they do not exceed LaSalle Hotel Properties' actual net capital gain for the taxable year) without regard to the period for which the shareholder has held the shares.

     In general, a domestic shareholder will realize capital gain or loss on the disposition of the shares equal to the difference between (i) the amount of cash and the fair market value of any property received on such disposition and (ii) the shareholder's adjusted basis in the shares. Such gain or loss generally will constitute long-term capital gain or loss if the shareholder has held such shares for more than one year. Subject to certain exceptions, for individuals, trusts and estates the maximum rate of tax on the net capital gain from a disposition of the shares is 20%. The maximum rate has been reduced to 18% for capital assets acquired after December 21, 2000 and held for more than five years.

     The maximum rate for net capital gains attributable to the sale of depreciable real property held for more than 18 months in 25% to the extent of the prior deductions for "unrecaptured Section 1250 gain" (i.e., depreciation deductions not otherwise recaptured as ordinary income under the existing depreciation recapture rules). Capital gain from the sale of depreciable real property held for more than 18 months allocated by LaSalle Hotel Properties to a non-corporate shareholder will be subject to the 25% rate to the extent that the capital gain on the real property sold by LaSalle Hotel Properties does not exceed prior depreciation deductions with respect to such property.

     Loss upon a sale or exchange of the shares by a shareholder who has held such shares for six months or less (after applying certain holding period rules) will be treated as a long-term capital loss to the extent of distributions from LaSalle Hotel Properties required to be treated by such shareholder as long-term capital gain.

     Backup Withholding. LaSalle Hotel Properties will report to its domestic shareholders and the IRS the amount of dividends paid during each calendar year, and the amount of tax withheld, if any, with respect thereto. Under the backup withholding rules, a shareholder may be subject to backup withholding at the rate of 31% with respect to dividends paid unless such holder (a) is a corporation or comes within certain other exempt categories and, when required, demonstrates this fact, or (b) provides a taxpayer identification number and certifies as to no loss of exemption from backup withholding. Amounts withheld as backup withholding will be creditable against the shareholder's income tax liability. In addition, LaSalle Hotel Properties may be required to withhold a portion of capital gain distributions made to any shareholders who fail to certify their non-foreign status to LaSalle Hotel Properties. See "--Taxation of Non-U.S. Shareholders" below.

     Taxation of Tax-Exempt Shareholders. Distributions by LaSalle Hotel Properties to a shareholder that is a tax-exempt entity should not constitute "unrelated business taxable income" ("UBTI"), provided that the tax-exempt entity has not financed the acquisition of its shares with "acquisition indebtedness" within the meaning of the Code and the shares are not otherwise used in an unrelated trade or business of the tax-exempt entity. However, distributions by a REIT to a tax-exempt employee's pension trust that owns more than 10 percent of the REIT will be treated as UBTI in an amount equal to the percentage of gross income of the REIT that is derived from an "unrelated trade or business" (determined as if the REIT were a pension trust) divided by the gross income of the REIT for the year in which the dividends are paid. This rule only applies, however, if (i) the percentage of gross income of the REIT that is derived from an unrelated trade or business for the year in which the dividends are paid is at least five percent, (ii) the REIT qualifies as a REIT only because the pension trust is not treated as a single individual for purposes of the "five-or-fewer rule", and (iii) (A) one pension trust owns more than 25 percent of the value of the REIT or, (B) a group of pension trusts individually holding more than 10 percent of the value of the REIT collectively own more than 50 percent of the value of the REIT.

     Taxation of Non-U.S. Shareholders. A non-U.S. shareholder is a shareholder who is not a "U.S. Person" and who does not hold shares in connection with the conduct of trade or business within the United States. A U.S. Person is defined as a citizen or resident of the United States, a corporation, partnership or other entity created or organized in or under the laws of the United States or any State (other than a partnership that is not treated as a U.S. Person under any applicable Treasury regulations), or an estate whose income is subject to United States federal income tax regardless of its source, or a trust if a court within the United States is able to exercise primary supervision over the administration of the trust and one or more U.S. Persons have the authority to control all substantial decisions of the trust. Notwithstanding the preceding sentence, to the extent provided in Treasury regulations, certain trusts in existence on August 20, 1996, and treated as U.S. Persons prior to such date, that elect to continue to be treated as U.S. Persons, also will be U.S. Persons. Non-U.S. shareholders should consult with their own tax advisors to determine the impact of U.S. Federal, state and local income tax laws with regard to an investment in shares, including any reporting requirements.

     Distributions that are not attributable to gain from sales or exchanges by LaSalle Hotel Properties of U.S. real property interests and not designated by LaSalle Hotel Properties as capital gain dividends will be treated as dividends of ordinary income to the extent that they are made out of current or accumulated earnings and profits of LaSalle Hotel Properties. Such distributions, ordinarily, will be subject to a withholding tax equal to 30% of the gross amount of the distribution unless an applicable tax treaty reduces that tax. Distributions in excess of current and accumulated earnings and profits of LaSalle Hotel Properties will not be taxable to a non-U.S. shareholder to the extent it does not exceed the adjusted basis of the shares, but rather will reduce the adjusted basis of such shares. To the extent that such distributions exceed the adjusted basis of a non-U.S. shareholder's shares, it will give rise to tax liability if the non-U.S. shareholder would otherwise be subject to tax on any gain from the sale or disposition of his shares as described below (in which case they also may be subject to a 30% branch profits tax if the shareholder is a foreign corporation). If it cannot be determined at the time a distribution is made whether or not such distribution will be in excess of current or accumulated earnings and profits, the entire distribution will be subject to withholding at the rate applicable to dividends. However, the non-U.S. shareholder may seek a refund of such amounts from the IRS if it is subsequently determined that such distribution was, in fact, in excess of current or accumulated earnings and profits of LaSalle Hotel Properties.

     For any year in which LaSalle Hotel Properties qualifies as a REIT, distributions that are attributable to gain from sales or exchanges by LaSalle Hotel Properties of U.S. real property interests will be taxed to a non-U.S. shareholder under the provisions of the Foreign Investment in Real Property Tax Act of 1980 ("FIRPTA") at the normal capital gain rates applicable to U.S. shareholders (subject to applicable alternative minimum tax and a special alternative minimum tax in the case of nonresident alien individuals). Also, distributions subject to FIRPTA may be subject to a 30% branch profits tax in the hands of a corporate non-U.S. shareholder not entitled to treaty relief or exemption. LaSalle Hotel Properties is required by applicable Treasury Regulations to withhold 35% of any distribution that is or could be designated by LaSalle Hotel Properties as a capital gain dividend. The amount withheld is creditable against the non-U.S. shareholder's FIRPTA tax liability.

     Gain recognized by a non-U.S. shareholder upon a sale of shares generally will not be taxed under FIRPTA if LaSalle Hotel Properties is a "domestically controlled REIT," defined generally as a REIT in which at all times during a specified testing period less than 50% in value of the stock was held directly or indirectly by foreign persons. If LaSalle Hotel Properties does not qualify as a "domestically controlled REIT," a non-U.S. shareholder's sale of securities of the LaSalle Hotel Properties generally still will not be subject to U.S. tax under FIRPTA as a sale of a U.S. real property interest, provided that, (i) the securities are "regularly traded" (as defined by the applicable Treasury regulations) on an established securities market, and (ii) the selling non-U.S. shareholder held 5% or less of LaSalle Hotel Properties' outstanding securities at all times during a specified testing period. LaSalle Hotel Properties believes the shares would be considered to be "regularly traded" for this purpose, and the LaSalle Hotel Properties has no actual knowledge of any non-U.S. shareholder that holds in excess of 5% of the LaSalle Hotel Properties' stock.

     If the gain on the sale of the shares were to be subject to tax under FIRPTA, the non-U.S. shareholder would be subject to the same treatment as U.S. shareholders with respect to such gain (subject to applicable alternative minimum tax and a special alternative minimum tax in the case of nonresident alien individuals), and the purchaser of the shares would be required to withhold and remit to the IRS 10% of the purchase price.

     Backup Withholding Tax and Information Reporting. Backup withholding tax (which generally is a withholding tax imposed at the rate of 31% on certain payments to persons that fail to furnish certain information under the United States information reporting requirements) and information reporting will generally not apply to distributions paid to non-U.S. Shareholders outside the United States that are treated as (i) dividends subject to the 30% (or lower treaty rate) withholding tax discussed above, (ii) capital gains dividends or
(iii) distributions attributable to gain from the sale or exchange by LaSalle Hotel Properties of U.S. real property interests.

     As a general matter, backup withholding and information reporting will not apply to a payment of the proceeds of a sale of shares by or through a foreign office of a foreign broker. Information reporting (but not backup withholding) will apply, however, to a payment of the proceeds of a sale of shares by a foreign office of a broker that (a) is a U.S. Person, (b) derives 50% or more of its gross income for certain periods from the conduct of a trade or business in the United States or (c) is a "controlled foreign corporation" (generally, a foreign corporation controlled by United States shareholders) for United States tax purposes, unless the broker has documentary evidence in its records that the holder is a non-U.S. shareholder and certain other conditions are met, or the shareholder otherwise establishes an exemption. Payment to or through a United States office of a broker of the proceeds of a sale of shares is subject to both backup withholding and information reporting unless the shareholder certifies under penalty of perjury that the shareholder is a non-U.S. shareholder, or otherwise establishes an exemption. A non-U.S. shareholder may obtain a refund of any amounts withheld under the backup withholding rules by filing the appropriate claim for refund with the IRS.



     The United States Treasury has recently finalized regulations regarding the withholding and information reporting rules. In general, these regulations do not alter the substantive withholding and information reporting requirements but unify certification procedures and forms and clarify and modify reliance standards. These regulations generally will be effective for payments made after December 31, 2000, subject to certain transition rules. A non-U.S. shareholder should consult its own advisor regarding the effect of the new Treasury Regulations.

                              PLAN OF DISTRIBUTION

     LaSalle Hotel Properties may sell the securities to one or more underwriters for public offering and sale by them or may sell the securities to investors directly or through agents. Any underwriter or agent involved in the offer and sale of the securities will be named in the applicable prospectus supplement.

     Underwriters may offer and sell the securities at a fixed price or prices, which may be changed, at prices related to the prevailing market prices at the time of sale or at negotiated prices. LaSalle Hotel Properties also may, from time to time, authorize underwriters acting as their agents to offer and sell the securities upon the terms and conditions as are set forth in the applicable prospectus supplement. In connection with the sale of securities, underwriters may be deemed to have received compensation from LaSalle Hotel Properties in the form of underwriting discounts or commissions and may also receive commissions from purchasers of securities for whom they may act as agent. Underwriters may sell securities to or through dealers, and dealers may receive compensation in the form of discounts, concessions or commissions from the underwriters and/or commissions from the purchasers for whom they may act as agent.

     Any underwriting compensation paid by LaSalle Hotel Properties to underwriters or agents in connection with the offering of securities, and any discounts, concessions for commissions allowed by underwriters to participating dealers, will be set forth in the applicable prospectus supplement. Underwriters, dealers and agents participating in the distribution of the securities may be deemed to be underwriters, and any discounts and commissions received by them and any profit realized by them on resale of the securities may be deemed to be underwriting discounts and commissions, under the Securities Act. Underwriters, dealers and agents may be entitled, under agreements entered into with LaSalle Hotel Properties, to indemnification against and contribution toward certain civil liabilities, including liabilities under the Securities Act.

     Certain of the underwriters and their affiliates may engage in transactions with, and perform services for, LaSalle Hotel Properties and its subsidiaries in the ordinary course of business.

                                  LEGAL MATTERS

     The validity of the issuance of the securities offered hereby and certain legal matters described under "Federal Income Tax Considerations" will be passed upon for LaSalle Hotel Properties by Brown & Wood LLP, New York, New York.

                                     EXPERTS

     The consolidated financial statements and schedule of LaSalle Hotel Properties as of December 31, 1998 and for the period from April 29, 1998 (inception) through December 31, 1998 and the financial statements of LaSalle Hotel Lessee, Inc. as of December 31, 1998 and for the period from April 29, 1998 (inception) through December 31, 1998 have been incorporated by reference herein in reliance upon the reports of KPMG LLP, independent certified public accountants, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.

================================================   =================================================


               TABLE OF CONTENTS
                   Prospectus

Forward-Looking Statement May Prove
Inaccurate.....................................2
Lasalle Hotel Properties.......................2
Risk Factors...................................3
Where You Can Find More Information...........12
Use of Proceeds...............................13                        LaSalle
Description of Common Shares..................13                         Hotel
Description of Preferred Shares...............14                      Properties
Description of Depositary Shares..............21
Restrictions on Ownership of Capital Shares...24
Description of Warrants.......................27
Federal Income Tax Considerations.............27
Plan of Distribution..........................33
Legal Matters.................................34
Experts.......................................34


=================================================   ================================================



                                    PART II

                    INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14.          Other Expenses of Issuance and Distribution


     The following sets forth the estimated expenses in connection with the issuance and distribution of the Registrant's securities being registered hereby, other than underwriting discounts and commissions, all of which will be borne by the Registrant:


     Securities and Exchange Commission registration fee............        $55,600
     NYSE Listing Fee...............................................         12,500
     Printing and engraving expenses................................         50,000
     Legal fees and expenses........................................         75,000
     Accounting fees and expenses...................................          3,000
     Blue Sky fees and expenses.....................................          2,000
     Miscellaneous..................................................         10,000
     Total                                                                 $208,100


Item 15.  Indemnification of Trustees and Officers.

     The Company's officers and trustees are and will be indemnified under Maryland and Delaware law, the Declaration of Trust and Bylaws of the Company and the Partnership Agreement of the Operating Partnership against certain liabilities. The Declaration of Trust of the Company requires it to indemnify its trustees and officers to the fullest extent permitted from time to time under Maryland law.

     The Declaration of Trust of the Company authorizes it, to the maximum extent permitted by Maryland law, to obligate itself to indemnify and to pay or reimburse reasonable expenses in advance of final disposition of a proceeding to (a) any present or former trustee or officer or (b) any individual who, while a trustee of the Company and at the request of the Company, serves or has served as a director, officer, partner, trustee, employee or agent of another corporation, partnership, joint venture, trust, employee benefit plan or any other enterprise from and against any claim or liability to which such person may become subject or which such person may incur by reason of his or her status as a present or former trustee or officer of the Company. The Bylaws of the Company obligate it, to the maximum extent permitted by Maryland law, to indemnify and to pay or reimburse reasonable expenses in advance of final disposition of a proceeding to (a) any present or former trustee or officer who is made party to the proceeding by reason of his service in that capacity or (b) any individual who, while a trustee or officer of the Company and at the request of the Company, serves or has served another real estate investment trust, corporation, partnership, joint venture, trust, employee benefit plan or any other enterprise as a trustee, director, officer or partner of such real estate investment trust, corporation, partnership, joint venture, trust, employee benefit plan or other enterprise and who is made a party to the proceeding by reason of his service in that capacity, against any claim or liability to which he may become subject by reason of such status.

     The Declaration of Trust and Bylaws also permit the Company to indemnify and advance expenses to any person who served as a predecessor of the Company in any of the capacities described above and to any employee or agent of the Company or a predecessor of the Company. The Bylaws require the Company to indemnify a trustee or officer who has been successful, on the merits or otherwise, in the defense of any proceeding to which he is made a party by reason of his service in that capacity.

     The Maryland REIT Law permits a Maryland real estate investment trust to indemnify and advance expenses to its trustees, officers, employees and agents to the same extent as permitted by Maryland Law for directors and officers of Maryland corporations. Maryland Law permits a corporation to indemnify its present and former directors and officers, among others, against judgments, penalties, fines, settlements and reasonable expenses actually incurred by them in connection with any proceeding to which they may be made a party by reason of their service in those or other capacities unless it is established that (a) the act or omission of the director or officer was material to the matter giving rise to the proceeding and (i) was committed in bad faith or
(ii) was the result of active and deliberate dishonesty, (b) the director or officer actually received an improper personal benefit in money, property or services or (c) in the case of any criminal proceeding, the director or officer had reasonable cause to believe that the act or omission was unlawful. However, under Maryland Law, a Maryland corporation may not indemnify for an adverse judgment in a suit by or in the right of the corporation. In accordance with Maryland Law, the Bylaws of the Company require it, as a condition to advance expenses, to obtain (a) a written affirmation by the director or officer of his good faith belief that he has met the standard of conduct necessary for indemnification by the Company as authorized by the Bylaws and (b) a written statement by or on his behalf to repay the amount paid or reimbursed by the Company if it shall ultimately be determined that the standard of conduct was not met.

     The Company has entered into indemnification agreements with each of its trustees and officers. The indemnification agreements require, among other things, that the Company indemnify its trustees and officers to the fullest extent permitted by law and advance to its trustees and executive officers all related expenses, subject to reimbursement if it is subsequently determined that indemnification is not permitted.

     Insofar as indemnification for liabilities arising under the Securities Act may be permitted to trustees or officers pursuant to the foregoing provisions, the Company has been informed that in the opinion of the Commission such indemnification is against public policy as expressed in the Act and is therefore unenforceable.

Item 16. Exhibits.

    1      --     Form of Underwriting Agreement.(1)
  4.1      --     Form of Common Share Certificate.(2)
  4.2      --     Form of Designating Amendment for Preferred Shares.(1)
  4.3      --     Form of Preferred Share Certificate.(1)
  4.4      --     Form of Warrant Agreement.(1)
  4.5      --     Form of Warrant.(1)
    5      --     Opinion of Brown & Wood LLP as to the legality of
                  the Securities.(3)
    8      --     Opinion of Brown & Wood LLP as to tax matters.
 12.1      --     Calculation of LaSalle Hotel Properties Ratios of Earnings
                  to Combined Fixed Charges and Preferred Stock Dividends.(4)
 23.1      --     Consent of Brown & Wood LLP  (included in Exhibits 5
                  and 8). (3)
 23.2      --     Consent of KPMG LLP. (4)
   24      --     Power of attorney. (4)
------------

(1) To be filed by amendment or incorporated by reference in connection with the offering of Securities.
(2) Previously filed as an exhibit to Registration Statement on Form S-11 (No. 333-45647) and incorporated herein by reference.
(3) A revised opinion will be filed by amendment or incorporated by reference in connection with the offering of Securities.
(4) Previously filed on April 29, 1999 as an exhibit to this Registration Statement.


Item 17. Undertakings.

       (a)   The undersigned Registrant hereby undertakes:

       (1) To file, during any period in which offers or sales are being made, a post-effective amendment to the Registration Statement;

               (i) To include any prospectus required by Section 10(a)(3) of the Securities Act;

               (ii) To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement; and

               (iii) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement.

                    Provided, however, that paragraphs (1)(i) and (1)(ii) do
               not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the Registrant pursuant to Section 13 or 15(d) of the Exchange Act that are incorporated by reference in the Registration Statement.

        (2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; and

        (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

        (b) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant's annual report pursuant to Section 13(a) or 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

        (c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers, partners and controlling persons of a Registrant pursuant to the foregoing provisions, or otherwise, the Registrants have been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by a Registrant of expenses incurred or paid by a director, officer, partner or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer, partner or controlling person in connection with the securities being registered, the applicable Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                                  SIGNATURES

                  Pursuant to the requirements of the Securities Act of 1933, LaSalle Hotel Properties certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Washington, DC, on May 10, 1999.

                           LASALLE HOTEL PROPERTIES




                           By:   /s/ Hans S. Weger
                                ------------------------------------
                                 Hans S. Weger
                                 Chief Financial Officer

        Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

         Signature                            Title                  Date

          Stuart L. Scott*
     --------------------------      Chairman of the Board
          Stuart L. Scott            of Trustees


           Jon E. Bortz*             President, Chief Executive
     ---------------------------     Officer and Trustee
           Jon E. Bortz


        Darryl Hartley Leonard*       Trustee
     --------------------------
        Darryl Hartley-Leonard


        George F. Little, II*         Trustee
     ---------------------------
        George F. Little, II


         Donald S. Perkins*           Trustee
     ---------------------------
         Donald S. Perkins


           Shimon Topor*              Trustee
     ---------------------------
           Shimon Topor

        Donald A. Washburn*           Trustee
     ----------------------------
        Donald A. Washburn



*By: /s/ Hans S. Weger                                       May 10, 1999
    -----------------------------
            Hans S. Weger
           Attorney-in-Fact

                                 Exhibit Index

 Exhibits                         Description
 --------                        -----------

     1  --  Form of Underwriting Agreement.(1)
   4.1  --  Form of Common Share Certificate.(2)
   4.2  --  Form of Designating Amendment for Preferred Shares.(1)
   4.3  --  Form of Preferred Share Certificate.(1)
   4.4  --  Form of Warrant Agreement.(1)
   4.5  --  Form of Warrant.(1)
   5    --  Opinion of Brown & Wood LLP as to the legality of the
            Securities.(3)
   8    --  Opinion of Brown & Wood LLP as to tax matters.
  12.1  --  Calculation of LaSalle Hotel Properties Ratios of Earnings
            to Combined Fixed Charges and Preferred Stock Dividends.(4)
  23.1  --  Consent of Brown & Wood LLP (included in Exhibits 5 and  8).(3)
  23.2  --  Consent of KPMG LLP. (4)
  24    --  Power of attorney.(4)

-----------------
(1) To be filed by amendment or incorporated by reference in connection with the offering of Securities.
(2) Previously filed as an exhibit to Registration Statement on Form S-11 (No. 333-45647) and incorporated herein by reference.
(3) A revised opinion will be filed by amendment or incorporated by reference in connection with the offering of Securities.
(4) Previously filed on April 29, 1999 as an exhibit to this Registration Statement.





                         [BROWN & WOOD LLP LETTERHEAD]


                                                       May 11, 1999


LaSalle Hotel Properties
1401 Eye Street, NW, Suite 900
Washington, DC 20005


Ladies and Gentlemen:

        This opinion is furnished in connection with the registration statement on Form S-3 (the "Registration Statement"), pursuant to the Securities Act of 1933, as amended (the "Securities Act"), relating to an indeterminate amount of Common Shares of beneficial interest, Common Share Warrants, Preferred Shares of beneficial interest and Depositary Shares representing Preferred Shares (as such terms are used in the Registration Statement), of LaSalle Hotel Properties, a Maryland real estate investment trust (the "Company") authorized for issuance under the Company's Articles of Amendment and Restatement of Declaration of Trust (the "Declaration of Trust "), with an aggregate public offering price of up to $200,000,000 (collectively, the "Securities"). The Registration Statement provides that the Securities may be offered separately or together, in separate series, in amounts, at prices and on terms to be set forth in one or more prospectus supplements to the prospectus contained in the Registration Statement (collectively, the "Prospectus").

        In connection with rendering this opinion, we have examined the Declaration of Trust, and the Bylaws of the Company; such records of the proceedings of the Company as we deemed appropriate; the Registration Statement, and such other certificates, receipts, records and documents as we considered necessary for the purposes of this opinion.

         Based upon the foregoing, we are of the opinion that:

             (a) The Common Shares have been duly authorized and, when delivered and paid for in the manner contemplated by the Prospectus, will be validly issued, fully paid and nonassessable.

             (b) The Preferred Shares have been duly authorized and, when the number and specific terms thereof have been duly established in accordance with the Designating Amendment (as defined in the Prospectus) and such shares are delivered and paid for in the manner contemplated by the Prospectus, will be validly issued, fully paid and nonassessable.

             (c) The Common Share Warrants have been duly authorized and, when the number and specific terms thereof have been duly established and such warrants are duly executed and delivered by the Company and countersigned by the applicable Warrant Agent in accordance with an applicable Warrant Agreement (as such terms are defined in the Prospectus), and when delivered and paid for in the manner contemplated in the Prospectus, will constitute legally issued, valid and binding obligations of the Company and will entitle the holders thereof to the rights specified in the Warrant Agreement.

        The foregoing assumes that all requisite steps will be taken to comply with the requirements of the Securities Act and applicable requirements of state laws regulating the offer and sale of securities.

        We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and the reference to our firm under the caption "Legal Matters" in the Prospectus.


                               Very truly yours,

                                 /s/ BROWN & WOOD, LLP



                                        May 11, 1999

LaSalle Hotel Properties
1401 Eye Street, NW, Suite 900
Washington, DC 20005


Ladies and Gentlemen:

        You have requested our opinion concerning certain federal income tax matters with respect to LaSalle Hotel Properties (the "Company") in connection with the Form S-3 Registration Statement filed by the Company with the Securities and Exchange Commission (the "SEC") on April 29, 1999 (the "Registration Statement"), as amended through the date hereof.

        This opinion is based, in part, upon various assumptions and representations, including representations made by the Company as to factual matters set forth in the Registration Statement, in the registration statement on Forms S-11 and S-3 previously filed by the Company with the SEC and in a letter delivered to us by the Company today. This opinion is also based upon the Internal Revenue Code of 1986, as amended (the "Code"), the Treasury Regulations promulgated thereunder and existing administrative and judicial interpretations thereof, all as they exist at the date of this letter. All of the foregoing statues, regulations and interpretations are subject to change, in some circumstances with retroactive effect. Any changes to the foregoing authorities might result in modifications of our opinions contained herein.

        Based on the foregoing, we are of the opinion that, commencing with the Company's taxable year ended December 31, 1998, the Company has been organized in conformity with the requirements for qualification and taxation as a real estate investment trust (a "REIT") under the Code and the proposed method of operation of the Company will enable the Company to meet the requirements for qualification and taxation as a REIT.

        We express no opinion with respect to the transactions described herein and in the Registration Statement other than those expressly set forth herein. Furthermore, the Company's qualification as a REIT will depend on the Company's making a timely election for REIT status and meeting, in its actual operations, the applicable asset composition, source of income, shareholder diversification, distribution and other requirements of the Code and Treasury Regulations necessary for an entity to qualify as a REIT. We will not review these operations and no assurance can be given that the actual operations of the Company and its affiliates will meet these requirements or the representations made to us with respect thereto.

        This opinion is furnished to you solely for your use in connection with the Registration Statement. We hereby consent to the filing of this opinion as Exhibit 8 to the Registration Statement and to the use of our name in connection with the material discussed therein under the caption "Federal Income Tax Considerations."



                               Very truly yours,

                                 /s/ BROWN & WOOD, LLP